UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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TIVO INC.

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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TiVo Inc.
2160 Gold Street
P.O. Box 2160
San Jose, CA 95002
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON WEDNESDAY, JULY 22, 2015
To our Stockholders:
The 2015 Annual Meeting of Stockholders of TiVo Inc., a Delaware corporation, will be held on Wednesday, July 22, 2015, beginning at 10:30 a.m. local time at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 525 University Avenue, Suite 1400, Palo Alto, California. At the meeting, the holders of the Company's outstanding common stock will act on the following matters:

1.	Election of three directors to hold office until the 2018 Annual Meeting of Stockholders;

2.	Ratification of the selection of KPMG LLP as the independent registered public accounting firm of TiVo for the fiscal year ending January 31, 2016;

3.
Approval on a non-binding, advisory basis of the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission ("Say-on-Pay"); and

4.	Transaction of any other business as may properly come before the Annual Meeting.
All holders of record of shares of TiVo common stock at the close of business on June 3, 2015 are entitled to vote at the meeting and any postponements or adjournments of the meeting. This notice and the accompanying proxy statement and proxy card are being first mailed to stockholders on or about June 15, 2015.

By order of the Board of Directors,

/s/ Thomas S. Rogers
Thomas S. Rogers
Chief Executive Officer and President
San Jose, California
May 29, 2015
ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

TiVo Inc.
2160 Gold Street
P.O. Box 2160
San Jose, CA 95002
PROXY STATEMENT
This proxy statement relates to proxies being solicited on behalf of the Board of Directors of TiVo Inc. for use at the Annual Meeting of Stockholders of TiVo Inc., including any postponements or adjournments, to be held on Wednesday, July 22, 2015, beginning at 10:30 a.m. at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 525 University Avenue, Suite 1400, Palo Alto, California. This proxy statement and accompanying proxy card are being first mailed to stockholders on or about June 15, 2015.
ABOUT THE MEETING AND VOTING
What is the purpose of the Annual Meeting?
At our 2015 Annual Meeting, stockholders will act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, including the election of three directors, ratification of the selection of the Company's independent auditors, and approval on a non-binding, advisory basis of the compensation of our named executive officers as disclosed in this proxy statement pursuant to Say-on-Pay rules.
Who is entitled to vote at the meeting?
Only stockholders of record at the close of business on June 3, 2015, the record date for the meeting, are entitled to receive notice of and to participate in the 2015 Annual Meeting. If you were a stockholder of record as of the close of business on that date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting.
What are the voting rights of the holders of TiVo common stock?
Each outstanding share of TiVo common stock will be entitled to one vote on each matter considered at the meeting.
Who can attend the meeting?
Subject to space availability, all stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date. Please also see “How do I vote?” for instructions on voting at the Annual Meeting if you hold your shares in “street name.”
What constitutes a quorum?
The presence at the meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the common stock outstanding as of the close of business on the record date, which is June 3, 2015, will constitute a quorum, permitting the meeting to conduct its business. At the close of business on May 15, 2015, there were 97,172,954 shares of our common stock outstanding and entitled to vote. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares of common stock considered to be present at the meeting.
How do I vote?
If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you direct. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.
Can I change my vote after I return my proxy card?
Yes. Even after you have submitted your proxy, you may revoke or change your vote at any time before the proxy is exercised by filing with the Corporate Secretary of the Company at our principal executive office, 2160 Gold Street, P.O. Box 2160, San Jose, CA 95002, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

 What are the Board of Director's recommendations?
Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board. The Board's recommendation is set forth together with the description of each item in this proxy statement. In summary, the Board recommends a vote:

•	for the election of three directors to hold office until the 2018 Annual Meeting of Stockholders (see
Proposal 1);

•	for ratification of the selection of KPMG LLP as the independent registered public accounting firm for TiVo for the fiscal year ending January 31, 2016 (see Proposal 2); and

•	for approval on a non-binding, advisory basis of the compensation of our named executive officers as disclosed in this proxy statement pursuant to the Say-on-Pay rules (see Proposal 3).
With respect to any other business that properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.
What vote is required to approve each item?
All votes will be tabulated by the Inspector of Elections appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions, and broker non-votes. Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted in accordance with the recommendations of the Board. With respect to any other business that properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion, as the case may be with respect to the item not marked.
Election of Directors. In uncontested elections of directors, such as this election, the affirmative vote of a majority of the votes cast by the shares represented and entitled to vote on the proposal at the meeting is required for the election of directors. A “majority of the votes cast” means that the number of votes cast “for” a director candidate must exceed the number of votes cast “against” that candidate. In the past, if you held your shares in street name and you did not indicate how you wanted to vote those shares in the election of directors, your bank or broker was allowed to vote those shares on your behalf as they felt appropriate. However, your bank or broker no longer has the ability to vote your uninstructed shares in the election of directors on a discretionary basis. Any broker non-votes or abstentions will not be voted with respect to the director or directors indicated, although they will be counted for purposes of determining whether there is a quorum.
Ratification of the Selection of Independent Registered Public Accounting Firm. The affirmative vote of the majority of the shares of common stock entitled to vote and represented, in person or by proxy, at the meeting is necessary to ratify the selection of KPMG LLP as the independent registered public accounting firm for TiVo for the fiscal year ending January 31, 2016. A properly executed proxy marked “Abstain” with respect to the ratification of the section of the independent registered public accounting firm will have the same effect as a vote against the proposal. Broker non-votes will not be counted as shares present and entitled to vote on the proposal, although they will be counted for purposes of determining whether there is a quorum.
Advisory Vote on the Compensation of Named Executive Officers. The affirmative vote of a majority of the shares of common stock entitled to vote and represented, in person or by proxy, at the meeting is necessary to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement pursuant to the Say-on-Pay rules. Because your vote is advisory, it will not be binding on the Board, the Compensation Committee or the Company. However, the Board will review the voting results and take them into consideration when making future decisions about executive compensation. A properly executed proxy marked “Abstain” with respect to the Say-on-Pay proposal will have the same effect as a vote against the proposal. Broker non-votes will not be counted as shares present and entitled to vote on the proposal, although they will be counted for purposes of determining whether there is a quorum.
Other Items. For each other item properly brought before the meeting, the affirmative vote of the holders of a majority of the shares of common stock entitled to vote on the item and represented, in person or by proxy, at the meeting will be required for approval at a meeting at which a quorum is present as required under Delaware law for approval of proposals presented to stockholders. A properly executed proxy marked “Abstain” with respect to such matter will have the same effect as a vote against the proposal. Broker non-votes will not be counted as shares present and entitled to vote on the proposal, although they will be counted for purposes of determining whether there is a quorum. If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.
There is no statutory or contractual right of appraisal or similar remedy available to those stockholders who dissent from any matter to be acted upon.
Who pays for the solicitation of proxies?
We will bear the entire cost of solicitation of proxies including preparation, assembly, printing, and mailing of this proxy statement, the proxy card, and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries, and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, facsimile, e-mail, or personal solicitation by our directors, officers, or other regular employees. No additional compensation will be paid to our directors, officers, or other regular employees for such services.
In addition, we have retained MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY, 10016, to aid in the solicitation of proxies by mail, telephone, facsimile, e-mail and personal solicitation and to contact brokerage houses and other nominees, fiduciaries and custodians to request that such entities forward soliciting materials to beneficial owners of our common stock. For these services, we will pay MacKenzie Partners, Inc. a fee of $30,000, plus expenses.
Is my vote confidential?
Proxies, ballots, and voting tabulations are handled on a confidential basis to protect your voting privacy. Information will not be disclosed except as required by law.
How do I find out the voting results?
Preliminary voting results will be announced at the meeting and final voting results will be published in our Current Report on Form 8-K filed with the SEC within four business days following the Annual Meeting. After the Form 8-K is filed, you may obtain a copy by:

•	visiting our website; or

•	contacting our Investor Relations department at (408) 519-9677.
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on July 22, 2015.
This Proxy Statement and the 2015 Form 10-K are available on the Internet at: http://www.tivo.com/2015proxy.

PROPOSAL 1
ELECTION OF CLASS I DIRECTORS
Our Amended & Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the Board of Directors shall be divided into three classes, with each class having a three-year term. Unless the Board determines that vacancies or newly created directorships shall be filled by stockholders, vacancies and newly created directorships on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified.
The Board has selected three Class I director nominees to be re-elected at the 2015 Annual Meeting of Stockholders. All of the nominees for election to this class are currently directors of TiVo. The term of office of each person elected as a director at this meeting will continue until the 2018 Annual Meeting or until the director's successor has been duly elected or appointed and qualified, or until such director's earlier death, resignation, or removal.
Directors, in an uncontested election, such as this, are elected by the affirmative vote of a majority of the votes cast by the shares represented and entitled to vote on the proposal at the meeting. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board may propose. Each person nominated for election has agreed to serve if elected, and management and the Board have no reason to believe that any nominee will be unable to serve. There are no family relationships among any of the directors, director nominees, or executive officers of TiVo.
The names of the nominees, their ages as of May 1, 2015, and certain other information about them are set forth below:

Peter D. Aquino

Age:	54

Director Since:	2010

Class/Expiration:	Class I/2015

Committee:	Audit Committee; Compensation Committee.

Principal Occupation:
Founder and Managing Partner of Broad Valley Capital, LLC, a telecom investment and advisory company since April 2013; Executive Chairman of Board, from December 2012 until April 2013, and Chairman, Chief Executive Officer and President, from November 2010 to December 2012, of Primus Telecommunications Group, Incorporated (NYSE: PTGI), an integrated facilities-based communications services provider; President and Chief Executive Officer of RCN Corporation (NASDAQ: RCNI), an all-digital cable television service provider, from December 2004 to August 2010.

Other Directorships:	FairPoint Communications (NASDAQ: FRP) since May 2014; United Way Worldwide (UWW), Chairman of the U.S. Board of Trustees and UWW director (until May 2015).

Qualifications:
Mr. Aquino's qualifications for election to our Board include his leadership skills and years of executive experience working in the cable and telecommunications business. Under Mr. Aquino's leadership, RCN was built into an all-digital HDTV cable MSO in five major cities, launched one of the first TiVo/MSO partnerships, and created an advanced fiber-based commercial network through organic and acquisition strategies. Mr. Aquino led the company from emergence from bankruptcy to an ultimate sale in 2010. Prior to joining RCN, Mr. Aquino was Senior Managing Director of Communications Technology Advisors LLC, focused on restructuring telecom and media companies from 2001 to 2004. Prior to that, Mr. Aquino was the COO of the first triple play company in Latin America - designing, building, and operating an integrated cable TV network and CLEC throughout nine major cities in Venezuela from 1995 and 2000. Mr. Aquino began his career at Bell Atlantic (now Verizon) in 1983 and has over 25 years of telecom/cable operating experience. Mr. Aquino is a graduate of Montclair State College and has an MBA from George Washington University.

Daniel Moloney

Age:	55

Director Since:	2013

Class/Expiration:	Class I/2015

Committee:	Compensation Committee, Chair; Nominating and Governance Committee; Strategy Committee.

Principal Occupation:
Executive Partner, Siris Capital Group, LLC, a technology/telecom focused private equity company, since November 2013; President of Motorola Mobility, Inc. from September 2010 until June 2012; President and CEO of Technitrol, Inc. from April 2010 until August 2010; Executive Vice President and President, Home and Networks Mobility for Motorola, Inc. from April 2007 until March 2010; Executive Vice President and President, Connected Home Solutions for Motorola, Inc. from June 2002 until March 2007.

Other Directorships:	Stratus Technologies; Digital River; Lantiq Semiconductor (until April 2015).

Qualifications:
Mr. Moloney’s qualifications for election to our Board include his extensive executive experience in the telecommunications and media industry. With almost 30 years of experience in providing leading technology to the cable industry, Mr. Moloney has been at the forefront in commercializing key technologies such as HDTV and VoIP. The Board has determined that Mr. Moloney meets the independence and financial experience requirements under both SEC and NASDAQ rules.

Thomas R. Wolzien
Age:	68

Director Since:	2007

Class/Expiration:	Class I/2015

Committee:	Lead Independent Director; Nominating and Governance Committee, Chair; Audit Committee; Strategy Committee.

Principal Occupation:
Chairman of Wolzien LLC, a provider of consulting and advisory services to leading companies in the media and communications industries, and its subsidiary The Video Call Center LLC a developer of content and workflow software for broadcast and cable since July 2005; prior to July 2005 Senior Media Analyst at Sanford C. Bernstein & Co., LLC, the sell-side research unit of Alliance Bernstein L.P.

Other Directorships:	None.

Qualifications:
Mr. Wolzien's qualifications for election to the Board include his leadership skills and lengthy service in the broadcasting industry and as a sell-side media analyst, his experience providing consulting and advisory services to leading companies in the media and communications industries as Chairman of Wolzien LLC, and as an independent inventor with multiple patents in media and interactive television, as well as his participation on our Board including as Lead Independent Director, and membership on the Audit Committee, the Nominating and Governance Committee, and the Strategy Committee. The Board has determined that Mr. Wolzien meets the independence and financial experience requirements under both SEC and NASDAQ rules.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE IN PROPOSAL 1

DIRECTORS NOT STANDING FOR ELECTION WHOSE TERMS DO NOT EXPIRE IN 2015
The members of the Board whose terms do not expire at the 2015 Annual Meeting and who are not standing for election at this year's Annual Meeting are set forth below:

William P. Cella

Age:	65

Director Since:	2009

Class/Expiration:	Class II/2016

Committee:	Compensation Committee.

Principal Occupation:
Partner, The Cheyenne Group, an executive search firm, since February 2013;
Chairman and Chief Executive Officer of The Cella Group LLC, a media, marketing and sales consulting firm, since March 2008; from July 2002 until March 2008, Chairman and Chief Executive Officer of MAGNA Global Worldwide, a unique media negotiation, research and programming unit of the Interpublic Group of Companies.

Other Directorships:	Crown Media Holdings, Inc. (NASDAQ GM: CRWN).

Qualifications:
Mr. Cella's qualifications for service on our Board include his leadership skills and years of experience in media negotiation, programming creation and branded content reflected in his extensive experience in network, cable and syndicated television, including being inducted into the Broadcasting and Cable Hall of Fame in 2007, as well as his participation on our Board and on our Compensation Committee.

Jeffrey T. Hinson

Age:	60

Director Since:	2007

Class/Expiration:	Class II/2016

Committee:	Audit Committee, Chair; Strategy Committee.

Principal Occupation:
President of YouPlus Media, L.L.C., an online video content marketing company, since June 2009; President and CEO of Border Media Partners from July 2007 to July 2009; Financial Consultant from January 2006 until June 2007; Executive Vice President and Chief Financial Officer of Univision Communications, a Spanish language media company, from March 2004 to June 2005 and consultant to Univision Communications from June 2005 until December 2005; Senior Vice President and Chief Financial Officer of Univision Radio, the radio division of Univision Communications, from September 2003 to March 2004.

Other Directorships:	Live Nation Entertainment (NYSE: LYV); Chairman, Windstream Corporation (NASDAQ: WIN); Ares Commercial Real Estate Corporation (NYSE: ACRE) (until June 2014).

Qualifications:
Mr. Hinson's qualifications for service on the Board include his extensive financial and accounting experience. Through his current service on the audit committee of Live Nation Entertainment as well as his prior service as a chief financial officer of two public companies, Mr. Hinson has deep experience in overseeing financial reporting processes, internal accounting and financial controls, independent auditor engagements, and the other functions of an audit committee of a public company. The Board has also determined that Mr. Hinson qualifies as an “audit committee financial expert,” as defined by the rules of the Securities and Exchange Commission (“SEC”). Additionally, the Board values Mr. Hinson's experience as a board member on other telecommunications and media industry boards as well as his continued role as member of our Board, our Strategy Committee, and Chairman of our Audit Committee.

Thomas S. Rogers

Age:	60

Director Since:	2003

Class/Expiration:	Class III/2017

Committee:	None

Principal Occupation:
President and Chief Executive Officer, TiVo Inc. since July 2005; Vice Chairman of TiVo from October 2004 to July 2005; Chairman of TRget Media, a media industry investment and operations advisory firm, from July 2003 to present; Senior Operating Executive for media and entertainment for large private equity firm Cerberus Capital Management from 2004 until July 2005; Chairman of the Board of Teleglobe International Holdings, Ltd. (NASDAQ:TLGB), a provider of international voice, data, internet, and mobile roaming services, from November 2004 to February 2006; Chairman and CEO of Primedia, Inc. (NYSE:PRM), a print, video, and online media company, from October 1999 until April 2003; and President of NBC Cable and Executive Vice President, among other positions, at National Broadcasting Company, Inc., a television broadcast company, from January 1987 until October 1999.

Other Directorships:
Dex Media, Inc. since April 2013; SuperMedia, formerly Idearc Inc., which filed for bankruptcy in 2009 (NYSE: SPMD) from November 2006 until April 2013; formerly Chairman of the Board of Teleglobe International Holdings, Ltd. (NASDAQ: TLGB) from November 2004 to February 2006; formerly Chairman of the Board and Chief Executive Officer of Primedia, Inc. (NYSE:PRM), a print, video, and online media company, from October 1999 to April 2003.

Qualifications:
Mr. Rogers' qualifications for service on the Board include his extensive leadership and business experience as exemplified by his years of experience as a senior executive in the media, entertainment and technology industries including with Primedia, NBC (including his role in the founding of CNBC and MSNBC), and Cerberus Capital Management as a senior operating executive for media and entertainment as well as his in-depth knowledge of TiVo's business, strategy and management team, and his participation on our Board and other public company boards.

David B. Yoffie

Age:	60

Director Since:	2011

Class/Expiration:	Class III/2017

Committee:	None.

Principal Occupation:
Max and Doris Starr Professor of International Business Administration at Harvard Business School, where he has taught since 1981. Dr. Yoffie previously served as Senior Associate Dean and Chair of Executive Education from 2006-2012 at Harvard Business School, as well as Chairman of Harvard Business School's Strategy department from 1997 to 2002, Chairman of the Advanced Management Program from 1999 to 2002, and Chairman of Harvard's Young Presidents' Organization from 2004 to 2012. He now chairs Harvard's World President's Organization program.

Other Directorships:	Intel Corporation (NASDAQ:INTC) since 1989; Financial Engines, Inc. (NASDAQ:FNGN) since June 2011; formerly on the board of Charles Schwab Corporation (NYSE:SCHW) until 2007.

Qualifications:
Dr. Yoffie's qualifications for service on our Board include his more than 30 years as a scholar and educator in the field of international business administration at Harvard University. Dr. Yoffie has significant experience and knowledge regarding the development of successful international business technology enterprises. His participation on other public company boards, including as the longest serving director of Intel, provides significant cross-board experience.

CORPORATE GOVERNANCE
CORPORATE GOVERNANCE GUIDELINES; LEAD INDEPENDENT DIRECTOR
We have adopted corporate governance guidelines titled “Corporate Governance Guidelines of TiVo Inc.” which are available at www.tivo.com by first clicking “Investor Relations” and then “Corporate Governance.” These guidelines were adopted by the Board to best ensure that the Board is independent from management, that the Board adequately performs its function as the overseer of management, and to enhance the accountability of the Board to our stockholders. We updated our corporate governance guidelines in May 2011 to reflect the fact that the Board appointed Thomas Wolzien as Lead Independent Director in December 2010.
NO SHAREHOLDER RIGHTS PLAN
We currently have no shareholder rights plan. Our previous rights plan expired on October 29, 2011.
DIRECTOR INDEPENDENCE
The Board makes an annual determination of independence as to each Board member under the current standards for “independence” established by NASDAQ Global Market (“NASDAQ”). In April 2015, the Board determined that all of its directors, except Mr. Rogers, TiVo's Chief Executive Officer, are independent under these standards.
DIRECTOR NOMINATING PROCESS

The Nominating and Governance Committee considers candidates for director nominees proposed by directors and security holders. The Committee may also retain recruiting professionals to identify and evaluate candidates for director nominees.
The Committee evaluates all aspects of a candidate's qualifications in the context of the needs of the Company with a view to creating a Board with a diversity of experience and perspectives. In accordance with the Nominating and Governance Committee's charter, the same evaluating procedures apply to all candidates for director nomination, including candidates submitted by security holders. Among a candidate's qualifications and skills considered important are personal and professional integrity, ethics, and values; a commitment to representing the long-term interests of security holders; experience in corporate management, such as serving as an officer or former officer of a publicly held company; experience and/or academic expertise in the Company's industry and with relevant social policy concerns; experience as a board member of another publicly held company; and practical and mature business judgment. The Committee gives consideration to a wide range of diversity factors as a matter of practice when evaluating candidates to the Board and incumbent directors, but the Committee does not have a formal policy regarding Board diversity.
The Nominating and Governance Committee will consider prospective candidates nominated by security holders, in accordance with the Company's Amended & Restated Bylaws and its Amended & Restated Certificate of Incorporation, if the name(s) and supporting information are submitted by certified or registered mail to: Corporate Secretary, TiVo Inc., 2160 Gold St., P.O. Box 2160, San Jose, CA 95002. Any stockholder who desires to recommend a candidate for nomination to the Board who would be considered for election at the Company's 2016 Annual Meeting must do so no earlier than March 24, 2016 and no later than April 23, 2016 in accordance with the provisions of the Company's Amended & Restated Bylaws.
Majority Vote Standard
In 2012, our Board of Directors approved an amendment to our Amended & Restated Bylaws that changed the vote standard for the election of directors in uncontested elections from a plurality standard to a “majority of the votes cast” standard following the 2012 Annual Meeting of Stockholders. This means each director must be elected by the affirmative vote of a majority of the votes cast by the shares represented and entitled to vote. A “majority of the votes cast” means that the number of votes cast “for” a candidate for director must exceed the number of votes cast “against” that director. Any nominee for director in an uncontested election who fails to receive a greater number of votes cast “for” his or her election than votes cast “against” such director's election is expected to tender his or her resignation for consideration by the Nominating and Governance Committee, or, alternatively, a committee consisting solely of independent directors. Any nominee who fails to receive the requisite vote shall not participate in the deliberations or decisions of the Nominating and Governance Committee or committee of independent directors. The Nominating and Governance Committee or committee of independent directors will make a determination as to whether to accept or reject the resignation or whether other action should be taken (including whether to request that the subject director resign from the Board if the director has not tendered his or her resignation).
In a contested election (i.e., where the number of nominees exceeds the number of directors to be elected), the plurality vote standard remains in place.
SECURITY HOLDER COMMUNICATIONS WITH THE BOARD
Security holders may contact the Board regarding bona fide issues or questions about TiVo by mail, facsimile, or e-mail, addressed as follows: Board of Directors, or individual director, c/o Corporate Secretary, 2160 Gold St., P.O. Box 2160, San Jose, CA 95002; or by Fax: (408) 519-3304; or by e-mail: Board@tivo.com. The Corporate Secretary periodically will forward such communications or provide a summary to the Board or the relevant members of the Board.
CODE OF CONDUCT
We have adopted a code of conduct that applies to all our directors, officers, and employees, including our Chief Executive Officer, Chief Financial Officer, and Chief Accounting Officer, as required by applicable securities laws, rules of the SEC, and the applicable NASDAQ listing standards. This code of conduct is posted on our Website located at www.tivo.com. The code of conduct is available at www.tivo.com by first clicking "Investor Relations,” then “Corporate Governance,” and finally click on “Code of Conduct.”
BOARD LEADERSHIP STRUCTURE
In December 2010, the Board appointed Mr. Wolzien as Lead Independent Director to work with our Chief Executive Officer in setting the agenda of Board meetings and to focus on the development and maintenance of governance practices that support the Board in meeting a high level of performance with regards to the duties of the members of the Board, including leading executive sessions of the Board's independent directors. The Company's Corporate Governance Guidelines state that the Company has no fixed policy on whether the roles of chairman of the board and chief executive officer should be separate or combined, with this decision being made by the Board based on the best interests of the Company considering the circumstances at the time. Currently, the Board does not have a designated chairman although the roles are functionally combined with our Chief Executive Officer, Mr. Rogers, managing those duties, including Board agendas, schedules, and meetings. Mr. Rogers, who is responsible for the day-to-day operation of the Company, possesses a detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company. Mr. Rogers is best positioned to efficiently manage the process for creating board agendas, with Board input through its lead independent director. Additionally, each committee of the Board has a standing position on the Board's agendas to report its activities and its concerns, if any, to the full Board. The committee chairs have regular contact with the CEO, directly and through regular meetings of the Strategy Committee, and there are frequent operational and strategy updates between Board members and management which ensure the kind of direct flow of information and input between the Board and management that keeps the Board's time and attention focused on the most critical matters impacting the efficient execution of the Company's strategic plans. The Board believes that its independent, non-management directors, which currently make-up six of seven directors, provide a range of strong and independent views and opinions and sufficiently balance the governance needs of the Company. In addition, the Company's non-management directors meet in periodic executive sessions without any members of management present. The purpose of these executive sessions is to promote open and candid discussion among the non-management directors. While the Board believes this approach has functioned appropriately without a designated chairman of the Board, the Board may review the lack of a designated chairman in the future to evaluate alternative structures.
BOARD INVOLVEMENT IN RISK OVERSIGHT AND RISK ASSESSMENT OF COMPENSATION PRACTICES
Day-to-day management of risk is the direct responsibility of the Company's Chief Executive Officer and the senior leadership team. The Board has oversight responsibility for managing risk at the Company, focusing on the adequacy of the Company's risk management and risk mitigation processes. The Board recognizes that an important part of its responsibilities is to evaluate the Company's exposure to risk and to monitor the steps management has taken to assess and control risk. For example, at each Board meeting, management provides the Board with updates on the Company's strategic and operational plans for the year including its execution of operational and strategic priorities, such as research and development initiatives, on-going litigations, and potential business deals as well as risks presented by current business strategy, competition, evolving government regulations and legal compliance requirements, general industry trends including the disruptive impact of technological change, capital structure and allocation, mergers and acquisitions, information security risks, and disaster recovery preparedness. In addition to the discussion of risk at the Board level in connection with these strategic and operational areas, the Board's standing committees also focus on risk exposure as part of their on-going responsibilities. As such, our Audit Committee focuses on oversight of financial and enterprise risks relating to the Company, including financial reporting and disclosure risks. As part of the Audit Committee's duties, it receives reports, including quarterly updates, on our annual risk assessment performed by our internal audit team in connection with the development of a plan for an evaluation of the effectiveness of our internal control over financial reporting, which is subject to the review and approval of the Audit Committee. Our internal audit function prepares these risk assessments by conducting quantitative and qualitative risk assessment to identify individual process and enterprise-wide financial reporting risks. In addition, our Nominating & Governance Committee focuses on reputational and corporate governance risks relating to our Company; and our Compensation Committee focuses primarily on risks relating to remuneration of our officers and employees.
In setting compensation, the Compensation Committee regularly reviews with management the Company's compensation policies and practices for employees as they relate to risk management and, based upon this review, the Company believes that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on the Company in the future.
Specifically, the Company believes that the elements of the Company's compensation program do not encourage unnecessary or excessive risk-taking. Base salaries are fixed in amount and thus do not encourage risk taking. While Company annual bonus program and sales commission plans focus on achievement of short-term or annual goals, and short-term or annual goals may encourage the taking of short-term risks at the expense of long-term results, given the sales employees' other compensation opportunities and the Company's internal control procedures, the Compensation Committee and management believe that the annual bonus program and sales commission plans appropriately balance risk and the desire to focus certain employees on specific short-term goals important to the Company's success.

A significant portion of the compensation provided to the Company's executives, and a material amount of the compensation provided to other employees, is in the form of long-term equity awards that are important to help further align employee interests with those of the Company's stockholders. The Company does not believe that these awards encourage unnecessary or excessive risk taking because the ultimate value of the awards is tied to the Company's stock price, and because awards are staggered and subject to long-term vesting schedules to help ensure that employees have significant value tied to long-term stock price performance.
This Proxy Statement, including the preceding paragraphs, contains forward-looking statements. The Company has based these forward-looking statements largely on the Company's current expectations and projections about future events. Forward-looking statements contained in this Proxy Statement should be considered in light of the many uncertainties that affect the Company's business and specifically those factors discussed from time to time in the Company's public reports filed with the SEC, such as those discussed under the heading, “Risk Factors,” in the Company's most recent Annual Report on Form 10-K, and as may be updated in subsequent SEC filings.
MEETINGS AND COMMITTEES OF THE BOARD
THE BOARD
Each director is expected to devote sufficient time, energy and attention to ensure diligent performance of his or her duties and to attend all Board and applicable committee meetings. The Board met 8 times during the fiscal year ended January 31, 2015. Each director attended at least 75% of all Board and applicable committee meetings during the fiscal year ended January 31, 2015. One Board member attended our 2014 Annual Meeting.
THE COMMITTEES
The Board has the following four standing committees: (1) Audit; (2) Compensation; (3) Nominating and Governance; and (4) Strategy. The composition of the committees for fiscal year 2016 is presented in the table below. Each of these committees has a written charter approved by the Board. The Board has affirmatively determined that each director who currently serves on the Audit, Compensation, Nominating and Governance, and Strategy Committees is independent, as the term is defined by applicable NASDAQ listing standards and SEC rules. A copy of each of our written committee charters can be found at www.tivo.com by first clicking “Investor Relations” and then “Corporate Governance.”
Audit Committee. The Audit Committee is responsible for, among other things, making recommendations to the Board regarding the engagement of our independent registered public accounting firm, reviewing with the independent registered public accounting firm, the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, and reviewing the adequacy of our internal controls and financial reporting. The Audit Committee is currently composed of three outside directors who are not our officers or employees. The Board has determined that each member of the Audit Committee meets the independence and financial experience requirements under both SEC and NASDAQ rules. In addition, the Board has determined that Mr. Hinson is an “audit committee financial expert” as defined by SEC rules.
Compensation Committee. The Compensation Committee is responsible for determining salaries and incentive compensation for our directors and executive officers and for administering our stock plans. The members of our Compensation Committee are “independent” as required by the listing requirements of NASDAQ. For further discussion of the process and procedures for the consideration and determination of executive and director compensation, see “Compensation Discussion & Analysis.”
Nominating and Governance Committee. The Nominating and Governance Committee was established by the Board in November 2002 for the purpose of, among other things, (i) making recommendations to the Board regarding candidates for membership on the Board and regarding the size and composition of the Board, (ii) establishing procedures for the nomination process, and (iii) reviewing matters related to our corporate governance. The members of our Nominating and Governance Committee are “independent” as required by the listing requirements of NASDAQ.
Strategy Committee. The Strategy Committee is authorized and directed by the Board to oversee the strategic planning process that management is responsible for, including the identification and setting of strategic multi-year goals and expectations, material business and product initiatives of the Company, and strategic financial and capital market activities of the Company.

The following table sets forth the composition of the Board's standing committees for fiscal year 2016 as well as the number of meetings for each standing committee during fiscal year 2015:

Composition of Board's Standing Committees for Fiscal Year 2016

Name of Director	Audit	Compensation	Nominating and Governance	Strategy
Independent Directors
Pete Aquino	M	M
William Cella		M
Jeffrey T. Hinson	C			M
Daniel Moloney		C	M	M
Thomas Wolzien (L)	M		C	M
David Yoffie
Employee Director
Thomas Rogers
Former Director
J. Heidi Roizen (1)

Number of Meetings in Fiscal Year 2015	9	10	2	11

M = Committee member; C = Chair
L = Lead Independent Director

(1) Ms. Roizen left TiVo's Board of Directors on August 7, 2014

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The members of our Compensation Committee are Messrs. Aquino, Cella, Moloney, and formerly Ms. Roizen. None of the current members of our Compensation Committee is currently or has been, at any time since the Company's inception, an officer or employee. None of our executive officers currently serves or in the past year has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
We have adopted a written related party transaction policy. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Exchange Act of 1934, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, when the amount involved exceeds $120,000 and a related party had or will have a direct or indirect material interest. Under the policy, our executives and certain other employees are required to consult with our legal department upon learning of any proposed transaction that may constitute a related party transaction. If our legal department determines that the proposed transaction constitutes a related party transaction under applicable NASDAQ listing standards and SEC rules, in accordance with our Audit Committee Charter, such related-party transaction must be (i) approved by the Audit Committee or a majority of the independent and disinterested members of the Board, (ii) on terms no less favorable to TiVo than could be obtained from unaffiliated third-parties, and (iii) in connection with bona fide business purposes. Our executive management, General Counsel, and Chairman of the Audit Committee will also confer with regard to any potential transactions that may not otherwise constitute a related party transaction under applicable NASDAQ listing standards and SEC rules in order to determine whether it may be appropriate to submit such transaction for review, approval, and/or ratification by the Audit Committee or a majority of the independent and disinterested members of the Board. For a discussion of other transactions with related parties described elsewhere, see the headings "Corporate Governance-Director Independence", “Executive Compensation and Other Information-Compensation Discussion and Analysis-Severance and Change of Control Payments” and “Executive Compensation and Other Information-Employment, Severance, and Change of Control Agreements.”

Directors and Executive Officers.
We have entered into indemnity agreements with substantially all of our directors and officers that provide, among other things, that TiVo will indemnify each such persons, under circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings to which he or she is or may be a party by reason of his or her position as a director, officer or employee, and otherwise to the full extent permitted under Delaware law, TiVo's Amended & Restated Bylaws, and TiVo's Amended & Restated Certificate of Incorporation.

EXECUTIVE COMPENSATION AND OTHER INFORMATION
COMPENSATION DISCUSSION AND ANALYSIS
The following discussion and analysis contains statements regarding individual and company performance targets and goals used in setting compensation for our named executive officers. These targets and goals are disclosed in the limited context of the Company's compensation programs and should not be understood to be statements of management's future expectations or estimates of future results or other guidance. The Company specifically cautions investors not to apply these statements to other contexts.We refer to our fiscal years throughout this discussion and analysis as “FY” (e.g., “FY15” refers to our fiscal year 2015, which ended January 31, 2015).
Executive Summary
Say-on-Pay Vote, Shareholder Feedback, and Committee Responsiveness

Stockholder outreach is an integral part of our business practices, as stockholders provide feedback on a variety of topics, including our operations, governance, and compensation. Members of our executive management team talk to and receive feedback from our investors through continual conversations and outreach. Following our 2013 Annual Meeting, which occurred midway through FY14, in recognition of receiving less than 60% support for our Say-on-Pay proposal, we sought input from our 25 largest investors (representing approximately 70% of our outstanding shares) as well as the various proxy advisory groups, in an effort to ensure that we understood and addressed, to the extent possible, our investors’ concerns and considerations in connection with our corporate governance and compensation policies. Our outreach efforts were specifically aimed at creating an ongoing dialog with our investors to address compensation and any other topics on their minds. We presented this investor feedback to our Board of Directors (the “Board”), our Board’s Compensation Committee (the “Committee”) and our CEO to ensure our investors’ views were understood and incorporated into the formulation of future governance and compensation decisions. Our management and Lead Independent Director have continued to maintain contact with our stockholders, including engaging directly with each of the Company’s ten largest shareholders in FY15, to explain and solicit feedback regarding our business and compensation strategies.
The Committee listened to our shareholders’ concerns and took action, which actions are disclosed over a two-year period from FY14 through FY15 based on the timing of the shareholder vote (middle of FY14) and pay decisions. Specifically, we implemented (1) stronger pay-for-performance alignment in the form of increased performance component of equity grants, which shifted to a 75%/25% performance-based /time-based award ratio for our CEO and a 50%/50% ratio for our other named executive officers; (2) the use of a relative peer stock performance metric for FY15 equity awards (comparing TiVo stock price performance to the stock price performance of the Russell 2000 index of companies (the “Russell 2000 Index”)); (3) separate criteria for short-term cash compensation and long-term equity awards; (4) a compensation recoupment “clawback” policy; and (5) equity holding requirements for officers and non-employee directors.
At our 2014 Annual meeting, our shareholders ratified our named executive officers’ compensation with almost 95% approval.
Highlights of our FY15 Compensation Changes
We continually work to ensure our investors’ views are understood and incorporated into the formulation of future governance and compensation decisions. The following table highlights key features of our executive compensation program:

Our Compensation Practices:	Tie Pay to Performance. A significant portion of each executive officer’s target annual compensation is tied to corporate and individual performance.
Conduct Annual Say-on-Pay Vote. Consistent with the outcome of the vote by our shareholders in 2011, the Company determined that it would be appropriate and consistent with our stockholders’ interests to conduct an annual say-on-pay advisory vote.

Grant Performance-Based Long-Term Equity Awards. 75% of annual long-term equity awards for our CEO and 50% of annual long-term equity awards for our other named executive officers granted in FY15 are tied to total shareholder return based performance goals and are forfeited if the performance goals are not achieved during the fourth year of the performance period.

Tie Base Salary and Target Awards to Peer Companies.  The base salary and target bonuses applicable to our CEO and other named executive officers for FY15 are determined with a review of relevant market data, including data from the public filings of the Company’s peer group and from a Radford Executive Survey covering a broad set of high-technology companies.

Tie Performance-Based Awards to Relative Stock Performance. The performance metrics applicable to our performance-based equity awards for our CEO and other named executive officers for FY15 measure TiVo’s total stockholder return relative to the total stockholder return of companies in the Russell 2000 Index.

Institute a Policy to “Clawback” Incentive Compensation.  Since FY14 the Company has maintained a “clawback” policy, which applies to incentive compensation paid to our executive officers and permits the Company to recover compensation in the event of a restatement of the reported financial or operating results of the Company due to material non-compliance with financial reporting requirements.

Maintain Executive Equity Ownership Requirements. Since FY14 the Company has maintained robust stock ownership requirements that apply to our senior executive officers, requiring them to hold a multiple of 1 to 3 times their annual compensation in equity and creating a further link between management and stockholder interests.

Maintain Double-Trigger Arrangements. Our equity plans and executive change of control agreements provide that our executive officers will be entitled to acceleration of their unvested equity awards only in the event of a qualifying termination of employment following a change of control.

Retain an Independent Compensation Consultant. Our independent compensation consultant, Frederic W. Cook & Co., is retained directly by the Committee and performs no other services for the Company.

What We Don’t Do:
No Perquisites. The Company does not provide any perquisites to any other named executive officer. The officers participate in our broad-based employee benefit programs on the same basis as all other employees.

No Repricing of Stock Options. Our Amended and Restated 2008 Equity Incentive Awards Plan prohibits the repricing of stock options and stock appreciation rights without prior stockholder approval.

Sunset of Gross-Up. The Company’s policy is to not grant gross-up arrangements with its named executive officers or other employees.  In FY15, the Company eliminated the Internal Revenue Code Section 280G gross up under our CEO’s change of control agreement that was originally implemented in 2007, so that it excludes any gross-up related to all future equity awards granted to him after FY15.

No Hedging or Pledging. Our insider trading policy prohibits our named executive officers, employees, and directors from hedging or pledging our shares.
Alignment of Pay with Performance
•Increased Commitment to Performance-Based Compensation. The percentage of our Chief Executive Officer’s compensation that is performance based increased from 51% in FY14 to approximately 69% in FY15 (excluding, for purposes of this comparison, approximately $2.1 million in FY15 and $2.1 million in FY14 income attributable to a one-time award or modification of awards, respectively, for litigation success, as reported in the Summary Compensation Table). No comparable payments are expected in or beyond FY16 in connection with such events. In FY14, the Company introduced performance-based vesting conditions for all other named executive officers. From FY14 through FY15, the percentage of our other named executive officers’ compensation that is performance based increased from 25-40% in FY14 to 50% for each of our named executive officers (except for our CEO). These trends reflect the Company’s increasing focus on pay for performance and placing greater emphasis on long-term at-risk pay, offering exceptional alignment with stockholder interests and driving long-term performance and retention.

•Majority of Performance-Based Awards Are Contingent on Multi-Year TSR Performance Compared to Russell 2000 Index. As part of the Company’s commitment to greater use of performance-based compensation, for FY15 the Committee increased the portion of equity granted with performance-based vesting requirements from 50% to 75% for our Chief Executive Officer and from 25% to 50% for our other named executive officers. The performance-based awards become fully earned if TiVo’s total shareholder return (“TSR”) is at least 120% of the cumulative TSR for the Russell 2000 Index over the four year period beginning February 1, 2014. There is an opportunity for early vesting if the performance goal is achieved earlier, during the fourth year of the performance period. The time-based awards will generally vest in three equal installments on each anniversary of the date of grant. Consistent with the Committee’s pay-for-performance philosophy, the FY16 grants made by the Committee to our executive officers adopted the same 75/25% and 50/50% performance split for our CEO and named executive officers, respectively, and once again adopted the same stock price performance goal as FY15 (120% of the cumulative TSR for the Russell 2000 Index). The value delivered to our named executive officers from our FY15 restricted stock awards will be directly tied to our relative TSR performance. See discussion under “Equity Compensation-Fiscal Year 2015 Annual Equity Award Program Changes and Annual Grants.”

•Multiyear Performance Measurement Period added to Performance-Based Vesting Awards in FY15. The FY15 performance-based criteria is structured such that it will vest only upon achievement of the performance goals at least three years from grant. This policy represents a change from FY14 grants with mid-year adjustments, pursuant to which we added time-based vesting to all of our Chief Executive Officer’s performance grants such that in the event his performance targets were achieved early, the performance-based restricted stock award would then become subject to time-based vesting restrictions on the same schedule as the time-based vesting awards granted in the same year. The Committee shifted policy in FY15 because it determined that, in addition to increasing the percentage of equity subject to performance-based vesting, it was also important to measure long-term equity award vesting over a multiyear performance period. Our commitment to performance-vesting equity awards strengthens the link between our executives’ pay and the Company’s performance and thereby our stockholders’ interests.

•More Challenging Performance Criteria in FY15 Bonus Plan Goals Resulted in Lower Cash-Incentive Payout for our Chief Executive Officer. In FY15, the Committee substantially increased two targets and replaced a third target for the payment of incentive performance-based cash compensation. Specifically, the Committee raised target Services and Technology Revenue from $270M in FY14 to $359M in FY15, and raised target Adjusted EBITDA from $4M in FY14 to $108M in FY15. The company’s FY15 target Adjusted EBITDA was more than double its actual FY14 Adjusted EBITDA results, excluding one-time litigation proceeds, of $51.5M.) The Committee eliminated use of the Ending Fiscal Year Cash Goal metric, which goal was used in previous years to focus management on preservation of cash during ongoing intellectual property litigation. New metrics in FY15 included Retail Subscriptions, Key Engineering and Innovation milestones, MSO Strategic, Strategic Evaluations and Capital Allocation Goals. The Committee established these new goals to motivate and reward achievement of certain non-financial objectives, focused largely on execution in the Company’s retail and MSO business, signing new distribution deals, and efficient deployment of litigation proceeds earned in prior years (which included both direct R&D investment in the business and returns to shareholders through an expanded repurchase program). Achievement of these objectives was deemed critical to delivering further growth in revenue, income, and shareholder value. There was not a pre-defined formula for determining actual bonuses for all goals to allow Committee discretion in evaluating the overall quality of achievements. While our Chief Executive Officer’s performance and the Company’s performance remained strong, he moved from 119.7% achievement of his target goals in FY14 to 93.5% achievement of his target goals in FY15 (even while the Company achieved significant operational and financial milestones noted below).

Anti-Hedging and Anti-Pledging Policies. The Company’s insider trading policy has for many years prohibited the pledging of Company stock as collateral or security by employees, directors, and consultants. In FY14, the Company amended its insider trading policy to further prohibit all employees, directors, and consultants from engaging in any transaction intended to hedge against a drop in the price of the Company’s stock.

Clawbacks: Recovery of Incentive Compensation Policy. In FY14, the Company instituted an incentive compensation “clawback” policy with regard to incentive compensation, including cash performance bonuses and equity grants applicable to TiVo’s executive officers. This policy authorizes TiVo’s board of directors to recoup any cash and equity incentive compensation that the board determines was improperly paid to an executive officer in connection with such executive officer’s improper acts or omissions and such acts or omissions ultimately related to a future restatement of the Company’s financial reports within 3 years, generally.
Executive Ownership Policy. The Company instituted an equity ownership policy effective February 1, 2014 for its senior executives. The policy requires that the Chief Executive Officer and senior executives hold Company stock with a value equal to three times and one times base salary, respectively.

Level	(As a multiple of base salary)
Chief Executive Officer	3x
Other Senior Executives	1x
For purposes of calculating ownership under the policy, we only count actual owned, vested shares, so that the policy requires our senior executives to hold Company stock beyond the service- and performance-based vesting schedules of their equity awards. We do not include unearned or unvested awards in our ownership calculation. The Committee believes this policy is more rigorous than a guideline set at a higher multiple of salary that counts unvested performance or restricted awards or unexercised stock options as ownership since the Committee believes actual owned, vested shares better aligns the interests of management and our stockholders. All of our named executive officers have met and currently exceed these ownership guidelines.
No New NEO Agreements. In FY15 no named executive officer’s employment agreement was executed, amended or otherwise superseded.
Strong Company Performance in Fiscal Year 2015
TiVo’s FY15 marked the fourth consecutive year of record-setting performance. We experienced significantly improved performance as a company on several fronts that factored into the Committee’s determinations regarding overall cash and equity incentive compensation for the year. However, the named executive officers did not accomplish all performance goals established for them, and any unmet goals were reflected in their FY15 compensation.
The most significant factors demonstrating our strong FY15 performance were the following:

Our reported Adjusted EBITDA of $108.6M in FY15 represented a 111% increase over FY14's $51.5M Adjusted EBITDA (excluding FY14's litigation proceeds)

$51
$109
FY14
FY15

Adjusted EBITDA, excluding Litigation Proceeds ($M)

Overall subscriptions grew 30%, with MSO subscription growth of approximately 1.3M, a record for the Company. Retail gross additions increased by 18% compared to FY14, accompanied by the best net additions in the last 7 years in Q4 (largely driven by TiVo OTA and whole-home pricing)

1.1
1.3
FY14
FY15
Net Subcriptions Additions (Millions)

•	Operating expenses have declined 10% compared to FY14 (excluding litigation expenses), driven by a $5.3M reduction in Research and Development and lower G&A spend compared to FY14;

•
In FY15, the Company made significant progress on its capital allocation initiatives, including implementing a new $350M share repurchase program in August 2014 which was later increased to a $550M program in September 2014 after the issuance of $230M in new convertible debt at an effective price of $24 per share (through premium and hedge/warrant transactions). As a result, in FY15, we repurchased $346 million, or 27 million shares (equal to approximately 20% of outstanding shares as of the beginning of FY15).

•	We signed our first major distribution deal with a Canadian cable operator and first major distribution deal with a telecommunications operator; and

•	We achieved early success with the integration of the Digitalsmiths’ acquisition, with service revenue nearly doubling from Q1 (the first quarter the Company owned Digitalsmiths) to Q4 last year.

We have structured TiVo’s compensation program to create a strong linkage between pay and performance. In FY13, as the following summary table of selected goals and actual achievements under the Company’s bonus programs indicates, TiVo experienced strong operating results relative to its internal targets. In FY14, the Company continued to experience strong results relative to its internal targets. Adjusted EBITDA and Ending Cash Balance goals exceeded target while Service & Technology Revenues achievement was below target. In FY15 Service and Technology Revenue continued to climb while Adjusted EBITDA lowered, primarily because FY14 included large litigation settlements that were by their nature singular events.

$ in Millions	FY13		FY14		FY15
	Target	Actual	Target	Actual	Target	Actual
Adjusted EBITDA ($M)*	$(21)	$43.5	$4	$159.6	$108	$109
Service & Tech Revs. ($M)*	$227	$231	$270	$262	$359	$352
CEO Annual Bonus (% of Target)		168.8%		119.7%		93.5%
Total Subscription Net Additions (M)		0.9		1.1		1.3
* For compensation purposes, as previously disclosed in the CD&A in TiVo's proxy statements to stockholders for each year, actual Service and Technology Revenues was adjusted in FY14 for litigation proceeds recognized as Service and Technology Revenues and for revenues from TRA in FY13. Excluding litigation proceeds, the Company's FY14 Adjusted EBITDA was $51.5M.

Over the prior three years, Service and Technology Revenues grew by 85%, Adjusted EBITDA (excluding litigation proceeds and related expenses) improved by $145M, overall subscriptions grew by 3.4M (164%), and we signed 11 operator distribution deals. In addition, we completed substantial patent litigation efforts, including settlements totaling $740M in just the most recent three years, involving Verizon, Cisco, and Motorola.

Executive Compensation Program
2015 Named Executive Officers
The Company's named executive officers for FY15 are:

•	Thomas S. Rogers, Chief Executive Officer and President;

•	Naveen Chopra, Chief Financial Officer & Senior Vice President Corporate Development and Strategy;

•	Charles (Dan) Phillips, Senior Vice President, Chief Operating Officer;

•	Jeffrey Klugman, Executive Vice President, General Manager Products and Revenue; and

•	Matthew Zinn, Senior Vice President, General Counsel and Chief Privacy Officer.
Goals and Objectives of the Program
Our Committee designs and implements the executive compensation program to:

•	closely align our executive compensation with company and stockholder success;

•	provide competitive compensation tied to strategic and financial results to further those strategic objectives;

•	support the Company’s long-term business strategy with tailored executive compensation initiatives to further those strategic objectives;

•	attract, retain, and motivate our executive team in a competitive industry; and

•
use a combination of short-term and long-term incentives tied to Company performance and stockholder value to ensure executives are incented to deliver on short-term goals with a view toward maximizing long-term success.

It is also designed to reinforce a sense of ownership, perseverance, and overall entrepreneurial spirit and to link rewards to measurable corporate and departmental performance. By structuring goals in this fashion, and deemphasizing individual performance per se (there is some use of individual goals for personal motivation as discussed below but it’s not the prevailing driver), the Committee believes will foster a common purpose, goal and objective. With all of our leaders working together to reach the same objectives within their departments and the firm as a whole, the Committee believes the Company will benefit and, therefore, shareholder value will be maximized. To that end, the Committee believes executive compensation packages provided by the Company to its executives, including the named executive officers, should include both short-term performance incentives in the form of cash and long-term performance incentives in the form of stock-based compensation.
The Committee has responsibility for establishing and monitoring adherence with the Company's compensation philosophy. The Committee reviews and recommends for approval by the Company's Board all compensation, both cash and equity, to be paid to our Chief Executive Officer and reviews and approves all compensation, both cash and equity, to be paid to our named executive officers. The Committee ensures that the total compensation paid to its named executive officers is fair as well as competitive. This section discusses the principles underlying the Company's executive compensation policies and decision-making processes of the Committee. It provides qualitative information regarding how compensation is awarded to and earned by the Company's named executive officers and places in context the data presented in the tables and narrative that follows.
Use of Independent Compensation Consultant
Based on the foregoing objectives, the Committee has structured the Company’s annual performance-based cash compensation and long-term equity compensation to motivate executives to achieve the business goals set by the Board and to reward the executives for achieving those goals. In furtherance of this purpose, the Committee directly engaged Frederic W. Cook & Co. (“Frederic Cook”), an independent consulting firm providing executive compensation advisory services, for FY15 to conduct an annual review of the Company’s total compensation program for the Company’s executive officers, including the Company’s named executive officers. For FY15, Frederic Cook provided the following services on behalf of the Committee:

•	Reviewed and advised upon the composition of the Company’s compensation peer group;

•	Reviewed and provided recommendations on the components of our compensation program and total compensation for all of the Company’s executive officers, including the Chief Executive Officer;

•	Provided assistance in the design of TiVo’s equity compensation program, including analysis of the equity mix, aggregate share usage, burn rate, and target grant levels;

•	Updated the Committee on best practices and emerging issues in the area of executive compensation; and

•	Reviewed this Compensation Discussion and Analysis for inclusion in this proxy statement.
The Committee is satisfied with the qualifications, performance and independence of Frederic Cook. TiVo pays the cost for Frederic Cook’s services. Frederic Cook does not provide any other services to TiVo, though it does work with management in developing equity compensation models for TiVo’s non-executive employees and share usage metrics under the direction of the Chair of the Committee. After review and consultation with Frederic Cook, the Committee determined that Frederic Cook is independent and there is no conflict of interest resulting from retaining Frederic Cook currently or during the year ended January 31, 2015. In reaching these conclusions, the Committee considered the factors set forth in the SEC rules and the Nasdaq listing standards.
Comparison to Market Practices
During the process of compensation setting, Frederic Cook and the Committee reviewed relevant market data, including data from the public filings of the Company’s select peer groups and from a Radford Executive Survey covering a broad set of high-technology companies.
In making compensation decisions, the Committee compares each element of total compensation against a select peer group of publicly-traded media and technology companies, which is reviewed and approved by the Committee. For FY15, our peer group included 18 technology and media companies within a reasonable size range of the Company. When evaluating the appropriateness of companies for inclusion in TiVo’s peer group, market capitalization has been the preferred indicator for company size as opposed to revenues, which can vary markedly among those companies with which TiVo competes for talent. Although other bases for peer group selection were considered, the Committee believes market capitalization best reflects the value of TiVo’s business because it reflects the market’s value of both TiVo’s advanced television business and its intellectual property (the latter of which may not be captured in comparisons based solely on annual revenue) and also reflects the competitive environment in which TiVo operates and competes for talent. The following represents the select peer group of technology and media companies used for FY15:

Comscore	LIN Media(1)	Shutterfly
Conversant (1)	Madison Square Garden	Sinclair Broadcast Group
Digital River	Pandora Media	Synchronoss Technologies
Dolby Laboratories	RealD	WebMD Health
DreamWorks Animation SKG	Rovi	Yelp
Imax	SeaChange International	Zynga

(1) Peer acquired (or, in the case of Digital River, acquisition publicly announced) prior to January 31, 2015; acquisition prices used for market capitalization figures.

The companies in the peer group for 2015 have the following profile:

($ Millions)	TiVo	Peer Group Median
Market Capitalization(1)	$1,103	$2,005
Revenues(2)	$451	$589

(1) Latest available four quarters as of January 31, 2015
(2) Fiscal year ended January 31, 2015
As of January 31, 2015, TiVo ranked below the median of the peer group in terms of both market capitalization and total revenue. We believe that it is important to include in our peer group our perceived primary competitors for engineering and executive talent as well as across different software, hardware, services and media industries, rather than only selecting peer companies on the basis of standardized industry classifications or a more narrow market capitalization band. The Committee believes it is appropriate to evaluate executive pay practices beyond our GICS industry because there are only a very select few companies that match our unique mix of software and hardware development, media, and intellectual property litigation.
Role of Executive Officers in Compensation Decisions
The Committee makes all recommendations to the Board regarding salary, bonus, and equity awards for the Chief Executive Officer and reviews and approves salary, bonus, and equity awards for all other executive officers of the Company, including the named executive officers. The Chief Executive Officer and the Human Resources staff annually review the performance of each named executive officer (other than the Chief Executive Officer, whose performance the Committee and the Board review) with the Committee. The conclusions reached and recommendations made based on these reviews, including with respect to salary adjustments and annual cash incentive and equity award amounts, are presented to the Committee. Following the presentation of such conclusions and recommendations, the Committee has discretion to modify salary, bonus, and equity awards with regard to the named executive officers other than with respect to the Chief Executive Officer, for whom the Board retains such discretion.
Executive Compensation Components
The components of compensation for named executive officers are:
•base salary;
•cash incentive compensation in the form of annual performance bonus;
•equity compensation;
•post-termination severance payments in connection with limited events; and
•benefit plan participation at the same levels provide to employees generally.
In FY15 no named executive officer’s employment agreement was executed, amended or otherwise superseded.
Base Salary Compensation
We provide our named executive officers and other employees with competitive base salaries to compensate them for services rendered during the fiscal year. The Committee has adopted a general approach of compensating the Company’s named executive officers with base salaries reflective of individual role, experience, and performance. The Committee’s foregoing approach reflects consideration of the Company’s stockholders’ interests in paying what is necessary, but not significantly more than necessary, to remain competitive with our peer companies’ salaries and achieve the Company’s corporate goals.
Base salary levels are typically reviewed annually as part of the Company’s performance review process as well as upon a promotion or other change in job responsibility. The Committee typically targets an individual’s base salary between the 55th and 65th percentiles of base salary data. For FY15, effective May 1, 2014, each named executive officer received the Company-wide budgeted salary increase of 2%, except for Mr. Chopra (who received a 20% salary increase) and our Chief Executive Officer, who did not receive a salary increase:

	FY14 Salary	FY15 Salary	Increase
Rogers, T.	$1,150,000	$1,150,000	0%
Chopra, N.	$375,000	$450,000	20%
Klugman, J.	$450,000	$459,000	2%
Phillips, D.	$450,000	$459,000	2%
Zinn, M.	$450,000	$459,000	2%
Excluding Mr. Chopra’s FY15 salary increase, his most recent salary increase was in December 2012. Mr. Chopra’s salary increase brought him from significantly below the 50th base salary percentile compared to the Company’s peer group to the 61st percentile, which the Committee concluded was necessary to retain key talent from a market positioning position.
Cash Incentive Compensation, Annual Performance Bonus Plan
Each year the Committee approves a cash incentive compensation plan to motivate and reward superior performance by our named executive officers and other executives. The Board sets the incentive bonus opportunity for individuals to reflect the executive’s level within the Company for the current fiscal year (e.g., Senior Vice President or Vice President). The Committee typically targets an individual’s opportunity to earn compensation through performance-based awards above the technology company peer group 75th percentiles of target annual bonus data.
Our named executive officers’ FY15 target incentive opportunities remained at the same levels as FY14 for Messrs. Rogers, Klugman, and Phillips (each, 100% of salary). The target incentive opportunity for Mr. Chopra remained at 50% in FY15 (excluding individual goals in the form of milestone opportunities). The target incentive opportunity for Mr. Zinn was increased from 50% in FY14 to 100% in FY15, due to the elimination of prior litigation milestone opportunities (the prior bonus opportunity was intentionally set lower than for other executive officers because of the special milestone incentives). Detailed discussion of executives’ performance goals is presented below.
Under the FY15 bonus plan, no bonuses were payable unless the Company achieved at least 4.7 million cumulative subscriptions, which represented a 15% increase from the approximately 4.2 million cumulative subscriptions the Company had achieved by the end of FY14 and a 56% increase from the approximately 3 million cumulative subscriptions the Company had achieved by the end of FY13. The Company obtained 5.4 million cumulative subscriptions and thus each named executive officer was eligible for his maximum respective award. However, when making final payout determinations the Committee also considered performance against other pre-determined corporate performance measures and individual performance goals in determining each named executive officer’s actual annual incentive award amount. This process was intended to permit the entire amount of the annual incentive award to be considered performance-based and tax deductible under Section 162(m) of the Internal Revenue Code.
Our FY15 target Adjusted EBITDA goal of $108M, which the Company exceeded by about $600K, represented a 27-fold increase from the year prior’s operating plan. Our target Service and Technology Revenues goal of $359M, which the Company missed by about $7M, represented a 33% increase from

FY14’s target of $270M. While the Company does not provide annual financial guidance to stockholders, we did set rigorous performance bonus targets for our named executive officers that were the same or exceeded the Company’s internal budgets (which we did not achieve in all areas, such as our Service and Technology Revenues target below).
Further, final bonus determinations were also based on the Committee’s assessment of performance in critical strategic performance areas as described below. The mix of goals approved by the Committee is intended to balance achievement of near term financial results with product development milestones that will support future growth. We use both goals with pre-defined targets and others with discretionary evaluation so that the Committee can reward meeting and exceeding our targets, while also considering the quality of our results and other factors that may be deemed relevant at the end of the year. For example, the Committee has and continues to evaluate alignment of incentives in the compensation program with the Board-approved strategy plan.
Cash Incentive Compensation - Chief Executive Officer
Our Chief Executive Officer’s performance goals comprised a variety of performance measures that the Committee determined collectively would reflect the Company’s overall performance. The Chief Executive Officer’s target bonus comprised the same performance goals as the Company’s other named executive officers, though weighted differently to reflect his overall responsibility for the Company. The relative weight of each of our Chief Executive Officer’s annual cash incentive bonus opportunity factors is listed in in the following table. The goals consisted of specific financial and operational targets consistent with the Company’s internal budgets (such as Service and Technology Revenue, Adjusted EBITDA and Retail Subscription goals) and goals related to the Company’s overall growth and strategy (such as driving internal engineering and product innovation, strategic goals focused on the Company’s MSO customer relationships and new businesses as well as the use of capital for the benefit of stockholders) as assessed by the Committee’s review of overall performance factors when determining actual bonus amounts, including factors not anticipated at the beginning of the year. While the exact targets for certain objectives are not disclosed because the Company considers each of these individual targets to be confidential, competitively harmful if disclosed, and/or not material to an understanding of our Chief Executive Officer’s overall compensation, the following is a description of the nature of each goal and our Chief Executive Officer’s achievement of them:

Goals	Threshold (0.5X)	Target (1.0X)	Maximum (2.0X)	Achievement (% of Target)
Service and Technology Revenues	$333M	$359M	$384M	88(1)
Adjusted EBITDA*	$101M	$108M	$117M	107(2)
Retail (subscriptions in thousands)	(26)	(24)	(18)	129(3)
Key Engineering Programs/Projects				55
Innovation				70
MSO Strategic	Based on Compensation Committee Evaluation			85
Strategic Evaluations	Based on Compensation Committee Evaluation			66
Capital Allocation	Based on Compensation Committee Evaluation			120
Engineering Upside Goals	Corporate AEBITDA achievement of Threshold or better AND 5 out of 10 Engineering & Innovation goals at Target or better
* Adjusted EBITDA is a non-GAAP metric and is defined as income before interest expense, provision for income taxes and depreciation, amortization, and stock-based compensation expense. The Committee reserved the right to further adjust this goal, but did not, for certain sales and marketing expenses and fiscal 2015 bonuses. For FY15, no adjustment was needed between EBITDA and Adjusted EBITDA. By comparison, the Company’s FY14 Adjusted EBITDA was $159.6M including one-time litigation proceeds and $51.5M excluding one-time litigation proceeds.

(1)	FY15 Service and Technology Revenues = $352.4M

(2)	FY15 Adjusted EBITDA = $108.6M

(3)	FY15 Retail (subscriptions, in thousands) = (22)
We achieved strong out-performance for several pre-established goals in FY15, such as Adjusted EBITDA, Retail Subscriptions, and Capital Allocations. The Company made continued significant progress in improving the Company’s retail TiVo-Owned subscription business. The target of only a net loss of 24,000 TiVo-Owned subscriptions was established as a 62% improvement over the loss of 63,000 TiVo-Owned subscriptions in the prior fiscal year. The actual results of a loss of 22,000 were an important achievement and a strong continuation of the on-going improvement in net subscriptions losses since the Company lost 199,000 TiVo-Owned subscriptions in fiscal year 2011.
Out-performance in the Capital Allocations category largely resulted from the Company’s issuance of $230M in new convertible debt and the efficient execution of an ongoing $550M share repurchase program in FY15. However, we did not achieve target performance in other goals, which resulted in our CEO’s bonus cash payment decreasing 22% year-over-year.  Specifically, our CEO’s bonus was impacted by performance: at 85% of target for our strategic MSO (Pay TV Operator) initiatives goal due to the number of new international distribution deals in FY15; at 66% of target in the goal related to strategic evaluation of existing and new business opportunities where the Committee believed significant progress remained to be made in these areas; at 55% of target related to key engineering goals (which included development milestones for a large international customer, and goals related to new customer deployments, development of advanced TiVo APIs, and operational service improvements for our existing television operator customers); and at 70% of target for our innovation goals (which included goals related to Cloud/network DVR, media/ad inventory/capabilities, content apps, consumer features, and personalization).
In addition, our Chief Executive Officer, along with other Named Executives as discussed below, was eligible for an additional 6.0% milestone bonus payment for achievement of additional specified engineering upside objectives, which were achieved at 2.0% (weighted) payout. Achievement of this upside payment required each of the following metrics to be met: (i) achievement of Adjusted EBITDA at threshold or better; and (ii) achievement of at least 5 out of 10 stretch engineering and innovation goals at target or better. This upside incentive is intended to motivate our executives to deliver next-generation advances in our technology, while also achieving our financial plan. These upside development goals are more challenging than the goals in the corporate bonus plan.
Year over year, the Committee continues to focus on the rigor of its performance goals to support its pay-for-performance compensation philosophy. In FY15, while our Chief Executive Officer’s performance remained strong relative to our internal operating plan, performance relative to the goals set for FY15 was comparatively lower than the degree of out-performance of the previous year’s results, which negatively affected our Chief Executive Officer’s (and other named executive officers’) FY15 compensation. The achievement of certain performance goals below target were reflected in a 26.2% reduction in our Chief Executive Officer’s bonus achievement, from 119.7% of his target bonus in FY14 to 93.5% of his target bonus in FY15, and a corresponding $301,038 (26.2% of his base salary or 22% of his FY14 actual performance bonus) reduction in our Chief Executive Officer’s cash incentive compensation in FY15 relative to FY14.
Cash Incentive Compensation - Other Named Executive Officers
The other named executive officers’ FY15 performance awards were based on the same Company-wide goals as Chief Executive Officer’s awards, albeit weighted differently per executive and supplemented by individual performance goals, in each case as the Committee believed would best benefit the Company and its shareholders. Again, for each individual the Committee used negative discretion in determining goal achievement.
The Committee selected the corporate performance, engineering, and individual goals for the Company’s named executive officers because the Committee determined they are important indicators of furthering the Company’s strategic objectives and translating its objectives into increased stockholder value. In keeping with its past practices, the Committee established objectives at levels which the Board believed required significant performance by executives, were not easily achieved, but if achieved would be the best indicator of stockholder value creation. The Committee and the Board established and weighted each named executive officer’s performance goals based on the objectives the Board determined would most effectively measure the contribution of each named executive officer to the overall performance of the Company. Thus, while we do not use individual goals in most cases, the Committee believes this construct best captures both individual leadership excellence while still preserving departmental overall objectives and fostering commonality within each department of a shares goal, which by definition discourages individual grand standing and enhances team effort. The Board retains the discretion to exclude the effects of extraordinary, unusual or infrequently occurring events, changes in accounting principles or significant changes in the Company’s strategic plan during the fiscal year. The relative goal weighting and achievement data for each named executive officer is presented below:

	Rogers, T.		Chopra, N.		Klugman, J.		Phillips, D.		Zinn, M.
Goals	Weight (%)	Actual (%)	Weight (%)	Actual (%)	Weight (%)	Actual (%)	Weight (%)	Actual (%)	Weight (%)	Actual (%)
Service & Tech Revenues	22.5	9.9	11.25	4.9	20.0	8.8	20.0	8.8	20.0	8.8
Adjusted EBITDA	22.5	12.0	11.25	6.0	20.0	10.7	20.0	10.7	20.0	10.7
Retail	5.0	6.4	2.5	3.2	5.0	6.4	5.0	6.4	5.0	6.4
Key Engineering Projects/Programs	7.5	4.1	3.75	4.1	20.0	21.9	25.0	27.3	5.0	5.5
Innovation	7.5	5.3	3.75	3.75	20.0	20.0	25.0	25.0	5.0	5.0
MSO Strategic	20.0	17.0	10.0	8.5	15.0	13.5	15.0	13.5	5.0	4.5
Strategic Evaluations	15.0	9.8	7.5	5.35	15.0	9.5	5.0	4.5	10.0	7.5
Capital Allocations	22.5	27.0	11.25	13.5	5.0	6.0	5.0	6.0	10.0	12.0
Engineering Upsides	6.0	2.0	6.0	2.0	6.0	2.0	6.0	2.0	6.0	2.0
Financial Statements	—	—	10.0	15.0	—	—	—	—	—	—
Total	106.0	93.5	66.0	66.3	106.0	98.8	106.0	104.2	66.0	62.4
Total Payout ($)	$1,075,221		$596,113		$450,928		$475,889		$526,177
(1) Including payments attributable to individual performance goals, as discussed below.

Individual Performance Goals & Achievement
Naveen Chopra, Chief Financial Officer. Sixty percent (60%) of Mr. Chopra’s bonus opportunity was based on Company-wide goals; the remaining amount was based on individual goals in the form of milestone opportunities. Mr. Chopra’s individual goals pertained to corporate and business development areas that he manages, including, among other milestones, domestic and international distribution deals with qualifying operators, development deals, acquisitions, strategic financing transactions and the addition of new targeted blue chip institutional investors. Related to these goals, Mr. Chopra received a payout of approximately $453K, primarily based on his milestone opportunities for securing distribution deals ($300K), securing blue chip investors ($48K), new Digitialsmiths customers and development deals ($25K), development of strategic financing and investment deals ($80K) in addition to $143K for attainment of Company-wide goals. Mr. Chopra’s total bonus in FY15 was a substantial decline from his FY14 total bonus of $1,088,857.
Matthew Zinn, SVP, General Counsel, Corporate Secretary and Chief Privacy Officer. Mr. Zinn’s individual goals involved legal matters of the Company related to engineering objectives as well as litigation, intellectual property protection and enforcement and regulatory matters. Specifically, Mr. Zinn’s individual goals (on a weighted basis) comprised goal related to a significant customer renewal (5%), goals related to his assessment and handling of legislative and regulatory matters impacting the Company (15%), the average assessment on legal team contract performance (15%), and his implementation and integration of a new contract management system (5%).
Litigation Related Awards
In FY15 our Chief Executive Officer received 178,419 cash-settled restricted shares worth approximately $2.1 million, and Mr. Chopra earned 42,480 cash-settled restricted shares worth approximately $500K, in each case related to one-time litigation awards involving Cisco, Motorola, and Google. Mr. Zinn received approximately $1.6 million related to the FY14 Cisco, Motorola and Google litigation awards, which the Company stated in FY14 was to be paid $843K in March 2014 and $843K in March 2015 subject to Mr. Zinn's continued service in good standing to the Company as of such date. These payments are further described in the Summary Compensation Table, below.
The litigation successes underlying these awards comprised $490 million in settlement revenue and contributed to an aggregate of approximately $1.6 billion in guaranteed payments from intellectual property litigation and were thus of substantial strategic importance to the Company. Though the granted awards will continue to vest beyond FY15, the FY15 grants represent the final grants in connection with this litigation. These settlements were by their nature singular, one-time events that were uncertain and not predictable at the time the Company’s bonus plans were set and therefore were not included in the Company’s annual goal-setting process, but represented successes of sufficiently high strategic importance to justify awards to executives who contributed substantially to their achievement. Variances with regard to the timing of disclosures related to these payments are due to conformity with SEC proxy disclosure rules.
Equity Compensation
The Company provides its named executive officers and other employees with equity awards grants as additional elements of an employee’s total compensation. Multi-year vesting schedules and performance-based vesting requirements support the Committee’s emphasis on tying compensation to long-term, sustainable growth in shareholder value. The Committee typically targets an individual’s opportunity to earn compensation through performance-based between the technology company peer group’s 50th and above-75th percentiles of the equity grant data.
We typically make annual awards of restricted stock, restricted stock units and/or stock options to our named executive officers, executives, and other continuing employees on an annual basis in the spring each year. The Committee’s intent in making these awards is to meaningfully address near and longer term retention of named executive officers, stabilize the management team in the current uncertain market, and better align the interests of the Company’s named executive officers with long-term stockholder value creation. With respect to equity compensation, the Committee also typically emphasizes internal pay equity between the Company’s senior executive team to motivate and incentivize performance across the senior executive team while also encouraging collaboration and a shared responsibility for executing on the Company’s strategic plan. We also typically make awards of restricted stock, restricted stock units and/or stock options to certain newly hired or promoted executives. Additionally, at other times during the year, we may periodically make grants to certain continuing employees for incentive or retention purposes. Newly hired or promoted executives and employees receive their equity awards typically on the 7th or 21st of the month following the later of their start date (for newly hired employees) or approval of the grant by the CEO for non-executive employees, by the Committee for executive-level employees other than the CEO, and by the Board for the CEO. Options are awarded at the NASDAQ’s closing price of our common stock on the date of grant.
Fiscal Year 2015 Annual Equity Award Program Changes and Annual Equity Grants
In FY15, the Committee maintained its emphasis on performance-based compensation for both our Chief Executive Officer and our other senior executives in connection with the annual equity awards made to our senior executives. The Committee granted the FY15 restricted stock awards in April 2014 as shown in the table below.  As of our fiscal year end, the performance-based awards were not tracking to become earned.  The intrinsic value of the awards was 22% and 44% of the initial grant value for the CEO and other named executive officers, respectively.

					At Fiscal Year End (4)
	FY15 Restricted Stock Award (1)	Performance-Based Component (2)	Time-Based Component (3)	Grant Date Fair Value	Value	Percent of Grant Value
	(Shares)	(%)	(%)	($)	($)	(%)
Rogers, T.	600,000	75	25	7,062,000	1,569,000	22
Chopra, N.	140,375	50	50	1,652,214	734,166	44
Klugman, J.	110,375	50	50	1,299,114	577,266	44
Phillips, D.	108,000	50	50	1,271,160	564,840	44
Zinn, M.	110,375	50	50	1,299,114	577,266	44

(1)
The Committee awarded each named executive officer (other than the Chief Executive Officer) restricted stock awards with grant values between the 50th and greater-than 75th (in the case of Messrs. Chopra and Zinn) percentile of the Company’s peer group; share numbers were fixed pursuant to letter agreements with each executive. Only two named executive officers have received guarantees of share awards in FY16 (Messrs. Klugman and Zinn, 120,000 restricted stock awards each). Messrs. Klugman and Zinn’s guaranteed FY16 stock awards were established in FY14 and have been previously reported to shareholders. These agreements were entered into while our intellectual property litigation was ongoing, at which time the Committee believed it was critical to retain the executive team. Each year’s grant included a mix of time-vesting and service-vesting awards. No named executive officer has received a share award guarantee beyond FY16 and the Company does not intend to guarantee share awards beyond FY16.

(2)
The performance metric provides for 100% vesting over 4 years beginning February 1, 2014, based on our relative TSR versus the Russell 2000 index. To earn the full award, our TSR must exceed 120% of the index return. The awards may, however, vest during the fourth year of the performance period if the out-performance goal is achieved earlier (the starting measurement point does not change). Vesting is also contingent on continued employment through the applicable vesting date.

(3)
Subject to continued service with the Company, these awards vest in equal annual installments over 3 years for Messrs. Rogers, Zinn, and Klugman. However, pursuant to a schedule reported to shareholders on December 20, 2012 in connection with their retention and promotion to CFO and COO, respectively, 50% of each of Messrs. Chopra and Phillips’ FY15 time-based awards vested on April 1, 2015, and the remaining 50% of each grant will vest on December 31 and November 30, 2015, respectively. The Committee has no plans to grant any time-based equity grants beyond FY16 that deviate from the Company’s standard 3-year vesting schedule.

(4)
Reflects intrinsic value of unvested time-based restricted shares as of January 31, 2015. The performance-based restricted shares were tracking below threshold as of January 31, 2015 (TiVo’s TSR during the performance period was (15.6)% versus 3.1% for the Russell 2000 Index).

Severance and Change of Control Payments
Each of the Company’s named executive officers has executed a change of control severance agreement with us as discussed in this proxy under the section “Employment, Severance and Change of Control Agreements”. The Board determined to provide these change of control severance agreements in order to mitigate some of the risk that exists for executives working in a small technology company. These arrangements are intended to attract and retain qualified executives that have alternatives that may appear to them to be less risky absent these arrangements, and to mitigate any potential disincentive to consideration and execution of any acquisition, particularly where the services of these executives may not be required by the acquirer.
Our Chief Executive Officer’s change of control agreement, which was originally entered into in 2007, has entitled him to a gross-up for any taxes owed by him under Section 280G of the Internal Revenue Code for payments made to him in connection with a covered change of control event. In April 2012, our Chief Executive Officer agreed to eliminate any gross-ups for any taxes owed by him under Section 280G or Section 4999 of the Internal Revenue Code for equity awards granted to him after FY15, which was the last fiscal year covered by the terms of his most recent amendment to his employment agreement.
The Chief Executive Officer also has a separate employment agreement with us that provides for severance payments in certain cases other than a change of control of the Company. Our other named executive officers would not be entitled to any severance benefits absent a change of control of the Company.
Other Benefits
The named executive officers and other executives are eligible to participate in all of the Company’s employee benefit plans, such as medical, dental, vision, group life, disability, and accidental death and dismemberment insurance, and the Company’s 401(k) plan, in each case on the same basis as other employees.

Tax and Accounting Implications
Deductibility of Executive Compensation
Under Section 162(m) of the Internal Revenue Code, we may not receive a federal income tax deduction for compensation that is not performance-based (as defined in the Section 162(m) rules) paid to our Chief Executive Officer and the next three most highly compensated executive officers (other than our Chief Financial Officer) to the extent that any of these persons receives more than $1,000,000 in non-performance-based compensation in any one year. While the Committee considers the deductibility of awards as one factor in determining our executive compensation, it also looks at other factors in making its executive compensation decisions and retains the flexibility to grant awards or pay compensation the Committee determines to be consistent with its goals for TiVo’s executive compensation program, even if the awards are not deductible by us for tax purposes.

With regard to our annual incentive awards, once a predetermined cumulative subscriptions metric is met or exceeded, each named executive officer becomes eligible to receive up to his maximum potential annual incentive award. When making final payout determinations, the Committee may exercise negative discretion to award less than the maximum potential award based on the attainment of the pre-determined corporate performance measures and individual performance goals to determine each named executive officer’s actual annual incentive award amount. This process is intended to permit the entire amount of the annual incentive awards to be considered performance-based and tax deductible under Section 162(m) of the Internal Revenue Code.

Accounting for Stock-Based Compensation
Beginning on February 1, 2006, the Company began accounting for stock-based payments in accordance with the requirements of FASB Statement 123(R), which has been codified as FASB Accounting Standards Codification Topic 718 (“ASC Topic 718”). The Company's accounting for stock-based compensation is not a material factor in how we design the Company's executive compensation programs.

COMPENSATION COMMITTEE REPORT

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
ON EXECUTIVE COMPENSATION

The information contained in this section shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act, except to the extent that we specifically incorporate it by reference into a document under the Securities Act or the Securities Exchange Act.
The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE
Dan Moloney (Chair)
Peter Aquino
William Cella

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary Compensation Table
Name and Principal Position	Fiscal Year	Salary ($) (1)	Bonus($)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(g)	(i)	(j)
Thomas Rogers	FY 2015	$1,150,000	$—	$9,161,992	$1,075,221	$—	$11,387,213
President and Chief Executive Officer
(Principal Executive Officer)	FY 2014	$1,150,000	$—	$8,911,275	$1,376,259	$—	$11,437,534

	FY 2013	$1,150,002	$—	$8,458,250	$1,941,743	$—	$11,549,995

Naveen Chopra	FY 2015	$431,250	$—	$2,152,204	$596,113	$—	$3,179,567
Chief Financial Officer & Senior Vice President, Corporate Development & Strategy
(Principal Financial Officer)	FY 2014	$375,000	$3,137	$3,418,605	$1,088,857	$452	$4,886,051

	FY 2013	$330,673	$30,000	$961,470	$996,919	$—	$2,319,062

Jeffrey Klugman	FY 2015	$456,750	$—	$1,299,114	$450,928	$—	$2,206,792
Executive Vice President, GM of Products and Revenue
	FY 2014	$450,000	$75,000	$1,245,105	$579,314	$254	$2,349,673

	FY 2013	$414,538	$75,000	$961,470	$341,380	$—	$1,792,388

Charles (Dan) Phillips	FY2015	$456,750	$—	$1,271,160	$475,889	$—	$2,203,799
Senior Vice President, Chief Operating Officer
	FY2014	$450,000	$500,000	$1,552,500	$580,000	$254	$3,082,754

	FY2013	$418,487	$—	$2,226,470	$395,794	$—	$3,040,751

Matthew Zinn	FY 2015	$456,750	$—	$1,299,114	$1,510,253	$—	$3,266,117
Senior Vice President, General Counsel, Secretary and Privacy Officer
	FY 2014	$450,000	$—	$1,245,105	$1,636,893	$254	$3,332,252

	FY 2013	$350,000	$—	$961,470	$1,343,727	$—	$2,655,197

1)Mr. Chopra received a 20% salary increase effective May 1, 2014. Each of Messrs. Klugman, Phillips, and Zinn received a 2% salary increase effective May 1, 2014.
2)The amounts included in this column represent the grant date fair value of restricted stock awards computed in accordance with FASB ASC Topic 718, which on April 29, 2014 was $11.77 per share. For each named executive officer, the amounts included in this column comprise (i) shares of restricted stock granted in FY15 and vesting in the next four years upon achievement of a performance metric which provides for 100% vesting beginning after a minimum of three years if TiVo’s TSR is 120% of the cumulative TSR for the Russell 2000 Index, in each case, subject to the named executive officer’s continued employment with the Company through each applicable vesting date (each, a “performance stock award”) and (ii) shares of restricted stock granted in FY15 and vesting as to one-third of such grant on each anniversary of such grant (each, a "restricted stock award”). The composition of each named executive officer’s awards under this column (e) is further described in the Grants of Plan-based Awards table below. Additionally, in FY15, as recognition of the Company’s successful litigation resolutions, Messrs. Rogers and Chopra were awarded cash-settled restricted stock unit grants of 178,419 units and 42,480 units, respectively; such awards are described further in footnote (5) (and the accompanying text) to the Grants of Plan-based Awards table below. Additional information with respect to the outstanding performance stock awards, restricted stock awards and other stock-based awards is set forth in the Grants of Plan-based Awards and Outstanding Equity Awards at Fiscal Year End tables below. For more information regarding the valuation assumptions used in determining the amounts in this column (e), refer to footnote 12 in our Annual Report on Form 10-K.
3)The amounts included in column (g) are composed entirely of cash bonuses awarded under each fiscal year’s executive incentive bonus plans with respect to performance during those periods. For each of FY13, FY14 and, with regard to Mr. Zinn only, FY15, the amounts also include additional incentives tied to, in the case of Mr. Chopra, operator distribution and development deals, mergers and acquisitions, and litigation settlements with operators and, in the case of Mr. Zinn, damages awarded at trial or agreed to in litigation settlements as well as other designated procedural litigation milestones. For additional information regarding these incentives, see above under the heading “Compensation Discussion and Analysis-Cash Incentive Compensation-Other Named Executive Officers.”

Grants of Plan-Based Awards
Name	Type of Award (1)	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (2)
			Threshold ($)	Target ($)	Maximum ($)	Target (#)
(a)		(b)	(c)	(d)	(e)	(g)	(i)	(j)	(k)	(l)
Thomas Rogers	RSA (3)	4/29/2014					150,000			$1,765,500
	PSA (4)	4/29/2014				450,000				$5,296,500
	RSU (5)	4/29/2014					178,419			$2,099,992
	STI (6)	N/A	$575,000	$1,150,000	$2,300,000
Naveen Chopra	RSA (7)	4/29/2014					70,188			$826,113
	PSA (4)	4/29/2014				70,187				$826,101
	RSU (5)	4/29/2014					42,480			$499,990
	STI (6)	N/A	112,500	225,000	450,000
Jeffrey Klugman	RSA (8)	4/29/2014					55,188			$649,563
	PSA (4)	4/29/2014				55,187				$649,551
	STI(6)	N/A	$229,500	$459,000	$918,000
Charles (Dan)Phillips	RSA (9)	4/29/2014					54,000			$635,580
	PSA (4)	4/29/2014				54,000				$635,580
	STI (6)	N/A	$229,500	$459,000	$918,000
Matthew Zinn	RSA (8)	4/29/2014					55,188			$649,563
	PSA (4)	4/29/2014				55,187				$649,551
	STI (6)	N/A	$229,500	$459,000	$918,000

(1)Type of Award:
     RSA        Restricted Stock Award
     PSA        Performance Stock Award
     RSU        Cash-Settled Restricted Stock Unit
     STI        Short-Term Incentive Plan
(2)The amounts set forth in this column are the full grant date fair value of the awards reported in the previous columns determined pursuant to FAS 123(R). For more information, including assumptions made in calculating the FAS 123(R) value of the awards, refer to footnote 12 in our Annual Report on Form 10-K. Material terms of plan-based awards, including criteria used in determining amounts payable and vesting of awards, are further discussed under “Compensation Discussion and Analysis” above.

(3)This restricted stock award vests in three equal annual installments beginning on 4/29/2015.

(4)This performance stock award vests based upon the achievement of certain market and/or performance based criteria. As further discussed in the Compensation Discussion and Analysis-Chief Executive Officer Equity Compensation section, the performance metric provides for 100% vesting beginning after a minimum of 3 years if TiVo’s TSR is 120% of the cumulative TSR for the Russell 2000 Index.

(5)This amount represents cash-settled restricted stock unit grants made in recognition of the Company’s successful litigation resolutions. Each grant vests in 3 equal annual installments. The cash-settled restricted stock units vest in three equal annual installments beginning on 4/29/2015.

(6)These amounts represent the threshold, target, and maximum amounts that could have been earned for FY15 pursuant to the cash incentive bonus awards provided under the Company’s FY15 incentive plan. Actual amounts earned for FY15 are included in column (g) of the Summary Compensation Table above. For additional information regarding plan-based cash incentive awards granted to our named executive officers, see above under the heading “Compensation Discussion and Analysis.”
(7)This restricted stock award vests in two equal installments on 4/1/2015 and 12/31/2015.
(8)This restricted stock award vests in three equal annual installments beginning on 4/1/2015.
(9)This restricted stock award vests in two equal installments on 4/1/2015 and 11/30/2015.

Outstanding Equity Awards at Fiscal Year-End

		Option Awards (2)					Stock Awards* (3)
	Type of Award (1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date (1)	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, or Units or Other Rights That have Not Vested	Equity Incentive Plan Awards:Market or Payout Value of Unearned Shares, Units or Other Rights That have Not Vested
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Thomas Rogers	PSA (4)								183,333	$1,917,663
	RSA (5)						150,000	1,569,000
	RSA (6)						183,333	1,917,663
	RSA (7)						83,333	871,663
	RSA (8)						50,000	523,000
	PSA (9)								74,250	$776,655
	PSA (9)								240,000	$2,510,400
	PSA (10)								450,000	$4,707,000
	SO	500,000	—		$8.94	3/26/2018
	SO	300,000	—		$6.18	3/21/2017
	SO	683,818	—		$6.18	3/21/2017
	SO	384,640	—		$6.51	7/17/2016
	SO	711,644	—		$6.52	7/1/2015
	SAR	950,000	—		$6.52	7/1/2015
Naveen Chopra	PSA (10)								70,187	$734,156
	RSA (11)						70,188	734,166
	RSA (6)						50,125	524,308
	RSA (12)						87,499	915,240
	RSA (13)						13,500	141,210
	SO	42,488	—		$7.49	6/23/2017
	SO	17,835	—		$8.94	3/26/2018
Jeffrey Klugman	PSA (10)								55,187	$577,256
	RSA (14)						55,188	577,266
	RSA (6)						50,125	524,308
	RSA (13)						13,500	141,210
	SO	32,211	—		7.49	6/23/2017
	SO	35,889	—		8.94	3/26/2018
	SO	22,551	—		$6.18	3/21/2017
	SO	5,898	—		$7.24	3/29/2016
	SO	202	—		$6.06	4/22/2015
Charles (Dan) Phillips	PSA (10)								54,000	$564,840
	RSA (15)						54,000	564,840
	RSA (16)						50,000	523,000
	RSA (17)						33,340	348,736
	RSA (13)						13,500	141,210
	SO	60,000	—		$7.49	6/23/2017
	SO	18,563	—		$8.94	3/26/2018
	SO	10,000	—		$6.18	3/21/2017
Matthew Zinn	PSA (10)								55,187	577,256
	RSA (14)						55,188	577,266
	RSA (6)						50,125	524,308

RSA (13)					13,500	141,210
SO	165,000	—	$7.49	6/23/2017
SO	44,096	—	$7.49	6/23/2017
SO	53,929	—	$8.94	3/26/2018
SO	33,797	—	$6.18	3/21/2017

(1)	Type of Award:
     RSA        Restricted Stock Award
     PSA        Performance Stock Award
     SO        Stock Option
     SAR        Stock Appreciation Right

(2)	All options issued before August 6, 2008 have a ten-year contractual term. All options issued after August 6, 2008 have a seven-year contractual term.

(3)
See “Compensation Discussion and Analysis-Executive Compensation Components-Fiscal Year 2015 Annual Equity Award Program Changes and Annual Equity Grants” for a description of our long-term performance-based compensation.

(4)
These stock awards vest based upon the achievement of certain market and/or performance based criteria, which have been attained; one-third have vested and the remaining awards will vest in equal parts on April 1, 2015 and April 1, 2016.

(5)	This restricted stock award vests in three equal annual installments beginning on 4/29/2015.

(6)	This restricted stock award vests in three equal annual installments beginning on 4/1/2014.

(7)	This restricted stock award vests in three equal annual installments beginning on 4/3/2013.

(8)	This restricted stock award vests in four equal annual installments beginning on 2/22/2012.

(9)
This performance stock award vests based upon the achievement of certain market and/or performance based criteria. As further discussed above under the heading “Compensation Discussion and Analysis-Chief Executive Officer Equity Compensation,” a portion of these performance shares vest upon appreciation of the Company's stock price to $17.89 (for thirty (30) consecutive trading days) on or before January 31, 2018 at which time this portion will convert to a time-based vesting schedule.

(10)
This performance stock award vests based upon the achievement of certain market and/or performance based criteria. As further discussed above under the heading “Compensation Discussion and Analysis-Chief Executive Officer Equity Compensation,” the performance metric provides for 100% vesting beginning after a minimum of three years if TiVo’s TSR is 120% of the cumulative TSR for the Russell 2000 Index.

(11)	This restricted stock award vests in two equal installments on 4/1/2015 and 12/31/2015.

(12)	This restricted stock award vests in six equal semi-annual installments beginning on 10/01/2013.

(13)	This restricted stock award vests in six equal semi-annual installments beginning on 9/15/2012.

(14)	This restricted stock award vests in three equal annual installments beginning on 4/1/2015.

(15)	This restricted stock award vests in two equal installments on 4/1/2015 and 11/30/2015.

(16)	This restricted stock award vests in three equal installments on 4/1/2014, 4/1/2015, and 11/30/2015.

(17)	Restricted shares shall vest in six equal semi-annual installments beginning on 3/15/2013.

Option Exercises and Stock Vested
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($) (2)
(a)	(b)	(c)	(d)		(e)
Thomas Rogers	133,644	924,041	467,417	(3)	$6,861,494
Naveen Chopra	—	$—	162,457		$2,130,592
Jeffrey Klugman	30,996	$177,316	104,123		$1,375,750
Charles (Dan) Phillips	—	$—	160,662		$2,127,663
Matthew Zinn	—	$—	104,123		$1,375,750
1)Value realized on exercise is based on the closing market price of our common stock on the date of exercise less the exercise price, multiplied by the number of shares underlying the exercised options.
2)Value realized on vesting is based on the closing market price of our common stock on the date of vesting, multiplied by the number of shares covered by the award and acquired upon vesting.
3)Value realized on vesting included the value realized for 50,000 cash-settled RSUs which vested on April 3, 2014 at a closing stock price of $13.13 for a total valued realized on vesting of $656,500. There are no corresponding shares included in the "Number of Shares Acquired on Vesting" column for this transaction.

Potential Payments Upon Termination or Change-In-Control
The following table provides potential payments that may be made to each named executive officer upon termination or a change of control as defined and pursuant to individual agreements. The amounts shown in the table below assume that the executive was terminated on January 31, 2015 and that the effective date of the change of control was January 31, 2015, and do not include amounts (if any) in which the named executive officer had already vested as of January 31, 2015. The amounts shown below are hypothetical payments calculated using the assumptions required under applicable regulations, and do not represent actual payments to any named executive officer. The actual compensation to be paid can only be determined at the time of a named executive officer’s termination of employment or upon a change of control, as applicable.

Named Executive Officers	Benefit	Death or Disability	Termination Without Cause or With Good Reason (Without Change in Control)		Termination Without Cause or With Good Reason (With Change in Control)
Thomas Rogers	Cash payments	$1,150,000	$5,675,221	(5)	$5,675,221	(5)
	Medical insurance	$59,446	$59,446		$59,446
	Restricted Stock - Unvested and accelerated (1)	$18,228,307	$18,228,307		$18,228,307
	Extension of exercisability of Stock Options (2)	$0 - $2,524,737	$0 - $2,524,737		$0 - $2,524,737
	Extension of exercisability of Stock Appreciation Rights (2)	$—	$—		$—
	280 G Tax Gross-up payments (3)	$—	$—		$—
Naveen Chopra	Cash payments	$—	$—		$1,012,500
	Medical insurance	$—	$—		$43,588
	Stock Option - unvested and accelerated (4)	$—	$—		$—
	Restricted Stock - Unvested and accelerated (1)	$—	$—		$3,493,420
Jeffrey Klugman	Cash payments	$—	$—		$1,377,000
	Medical insurance	$—	$—		$43,588
	Stock Option - unvested and accelerated (4)	$—	$—		$—
	Restricted Stock - Unvested and accelerated (1)	$—	$—		$3,075,240
Charles (Dan) Phillips	Cash payments (6)	$—	$—		$3,877,000
	Medical insurance	$—	$—		$43,588
	Stock Option - unvested and accelerated (4)	$—	$—		$—
	Restricted Stock - Unvested and accelerated (1)	$—	$—		$2,142,626
Matthew Zinn	Cash payments	$—	$—		$1,377,000
	Medical insurance	$—	$—		$43,588
	Stock Option - unvested and accelerated (4)	$—	$—		$—
	Restricted Stock - Unvested and accelerated (1)	$—	$—		$3,075,240

(1)     Amounts represent the closing trading price of our common stock on January 30, 2015 multiplied by the number of shares subject to accelerated vesting. With respect to Messrs. Klugman and Zinn, this also includes the cash value of their guaranteed FY16 stock awards, which were established in FY14 and have been previously reported to shareholders, based on the number of shares subject to such awards multiplied by the closing trading price of our common stock on January 30, 2015. No named executive officer has received a share award guarantee beyond FY16 and the Company does not intend to guarantee share awards beyond FY16.
(2)     Represents the extension of the expiration date of the award from 90 days after the termination of employment to the remainder of the awards contractual life.
(3)     Pursuant to Mr. Rogers’ change of control agreement, as amended and restated, the Company eliminated the Internal Revenue Code Section 280G gross up under our CEO’s change of control agreement that was originally implemented in 2007, to exclude any gross-up related to all future equity awards granted to him after FY15.
(4)     Amounts represent the closing trading price of our common stock on January 30, 2015 less the exercise price, multiplied by the number of shares underlying the options subject to accelerated vesting.
(5)     Pursuant and subject to Mr. Rogers' change of control agreement, this figure comprises a pro-rated share of Mr. Rogers’ bonus earned for FY15 ($1,075,221), an incremental 100% of his bonus target for two years (two times $1,150,000), and 100% of his base salary for two years (two times $1,150,000).
(6)    This entry includes a $2.5 million retention payment scheduled to be paid to Mr. Phillips in November 2015, subject to his continued service in good standing to the Company. Pursuant to Mr. Phillips’ retention agreement, disclosed on Form 8-K dated December 20, 2012, he will be entitled to receive the full amount of this bonus in the event of his termination in connection with a change of control. Due to an administrative error, the Company’s FY14 Proxy Statement incorrectly reported such retention payment as payable to Mr. Phillips upon his termination without cause or for good reason (without a change of control) prior to its scheduled payment date.

SEVERANCE AND CHANGE OF CONTROL AGREEMENTS
Rogers Employment Agreement. We have entered into an employment agreement with Thomas S. Rogers, our President and Chief Executive Officer.
The employment agreement provides that, in the event Mr. Rogers’ employment agreement is terminated as a result of his death or disability, then 100% of his unvested stock awards will vest on the date of termination, including stock awards that are subject to performance-based vesting restrictions.
The employment agreement also provides that, in the event Mr. Rogers’ employment is terminated by us other than for “cause” (as defined in the agreement) or if he resigns for “good reason” (as defined in the agreement), he will be entitled to a pro-rated portion of his target annual bonus and he and/or his covered dependents will also receive two years of continued health and welfare benefits coverage (such coverage will terminate on the date Mr. Rogers obtains substantially similar coverage due to subsequent employment, if applicable). Furthermore, Mr. Rogers will be entitled to two times his annual base salary, payable in three equal installments (one-third 60 days after termination, one-third 6 months following termination and one-third 12 months following termination), provided that any amount that would be unpaid at the end of the calendar year in which the first installment is first payable shall be paid in a cash lump sum no later than December 31 of such calendar year. Mr. Rogers will also receive two years of continued health and welfare benefits coverage (such coverage will terminate on the date Mr. Rogers obtains substantially similar coverage due to subsequent employment, if applicable). In addition, assuming attainment of applicable performance criteria for the fiscal year in which Mr. Rogers’ employment terminates, Mr. Rogers will receive a pro-rated bonus based upon the actual number of days worked during the fiscal year, payable in a lump sum when bonuses for the fiscal year are paid to other executives and, in addition, Mr. Rogers shall receive two times his target annual bonus payable 60 days after termination. Additionally, all Mr. Rogers’ stock awards will be automatically accelerated on the date of termination (including such stock awards that are subject to performance-based vesting restrictions). Mr. Rogers’ receipt of these severance benefits is conditioned upon his execution of a release, in the form attached to his employment agreement.
Change of Control Severance Agreements. Each of our executive officers, and including all of our vice presidents, have executed a change of control severance agreement with us. Pursuant to the terms of these agreements, in the event that, within thirteen months following a “change of control,” as described below, an executive officer or a vice president is terminated other than for “cause” (as defined in the agreement, including the willful and continued failure to substantially perform job duties or the commission of an act of fraud, dishonesty, or conviction for a felony involving moral turpitude) or due to a “disability” (defined as absence from full-time work for six (6) consecutive months), or the executive terminates his or her employment for “good reason” (as defined in the agreements including a material reduction in duties, reduction in compensation or benefits, relocation of TiVo’s offices greater than 50 miles), the executive will be entitled to a lump sum payment equal to a percentage of his or her annual base salary and targeted annual bonus of which such percentage is 200% for the Chief Executive Officer, 150% for the Executive Vice Presidents and Senior Vice Presidents, and 100% for the Vice Presidents. Only our Chief Executive Officer’s change of control severance agreements permits him to also terminate his employment with us for “good reason” if he no longer reports to our Board (or, if we have a parent company, to the Board of our ultimate parent Corporation). Additionally, effective March 21, 2007, our Board approved an additional provision applicable only to our Chief Executive Officer, which entitles him to a gross-up for any taxes owed by him under Section 280G of the Internal Revenue Code for payments made to him in connection with a covered change of control event; however, Mr. Rogers is not entitled to any gross-up for any taxes owed by Mr. Rogers under Section 280G or Section 4999 of the Internal Revenue Code for equity awards granted to him after FY15. Pursuant to Mr. Rogers’ employment agreement, Mr. Rogers will be entitled to receive the better of the benefits due under his employment agreement or his change of control agreement in such an event. In addition, all equity awards (including such stock awards that are subject to performance-based vesting restrictions, except as otherwise specifically stated in such grant) held by the terminated executive officer or vice president will become vested and any restrictions on that specified percentage of shares granted to the executive officer or vice president will immediately lapse. In addition, Messrs. Klugman and Zinn will receive the cash value of certain guaranteed FY16 stock awards. We have also agreed to provide the following benefits to any terminated executive officer or vice president:

•
continued directors’ and officers’ liability insurance for a period of six years not to exceed one hundred fifty percent (150%) of the per annum rate of premium currently paid by us for the insurance; and

•
medical benefits for a period not to exceed 12 months for Vice Presidents, 18 months for Senior Vice Presidents, and 24 months for the President and Chief Executive Officer from the date of termination.

These agreements do not obligate our executive officers or vice presidents to mitigate losses by seeking other employment or otherwise, and the benefits under these agreements will not be reduced by compensation earned through employment by another employer. These agreements are perpetual unless both parties agree to amend or terminate or the individual is no longer an employee of TiVo.
A “change of control” under these agreements will be deemed to have occurred in the event of:

(i)	a dissolution or liquidation of the Company;

(ii)	a sale of all or substantially all of the assets of the Company;

(iii)
a sale by the stockholders of the Company of the voting stock of the Company to another corporation or its subsidiaries that results in the ownership by such corporation and/or its subsidiaries of eighty percent (80%) or more of the combined voting power of all classes of the voting stock of the Company entitled to vote;

(iv)
a merger or consolidation involving the Company in which the Company is not the surviving corporation or a merger or consolidation of a subsidiary of the Company and in which, in either case, beneficial ownership of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of members of the Board of Directors (“Directors”) has changed;

(v)
a reverse merger in which the Company is the surviving corporation but the shares of the Company's common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, and in which beneficial ownership of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors has changed;

(vi)
an acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Exchange Act, or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or subsidiary of the Company or other entity controlled by the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of Directors; or

(vii)
for any reason during any period of two (2) consecutive years following the effective date of the agreement, a majority of the Board is constituted by individuals other than (1) individuals who were directors immediately prior to the beginning of such period, and (2) new directors whose election or appointment by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors immediately prior to the beginning of the period or whose election or nomination for election was previously so approved.

Additionally, our Amended & Restated 1997 Equity Incentive Plan, our Amended & Restated 1999 Equity Incentive Plan, and our Amended & Restated 2008 Equity Incentive Plan provide for vesting of options upon a “change of control,” as defined in the plans, in the event that during the first thirteen months following the change of control, the option holder’s employment is terminated by the company other than for cause or the employee terminates his or her employment due to a constructive termination. If the change of control provisions are triggered, all employees would be entitled to acceleration of twenty-five percent (25%) of their unvested options, while vice presidents and higher would be entitled to acceleration of fifty (50%) of their unvested options.

DIRECTOR COMPENSATION
Directors who are also executive officers do not receive any additional compensation for serving as members of the Board or any other committee of the Board. Each non-employee director of TiVo is eligible for reimbursement for his expenses incurred in connection with attendance at Board meetings in accordance with our policy.
Additionally, non-employee directors are compensated as follows:
Annual Cash Retainers: As of September 11, 2013 each non-employee director receives a retainer of $50,000 paid on a quarterly basis. In addition to such annual retainer paid to all non-employee directors, the Chairman of the Audit Committee receives an additional annual retainer of $30,000, the Chairman of the Compensation Committee receives an additional annual retainer of $25,000, and the Chairman of the Nominating and Governance Committee receives an additional annual retainer of $20,000 and the chairs of any other Board committees receive an additional annual retainer of $10,000.
Furthermore, the members of the Audit Committee receive an annual retainer of $10,000 in addition to the $50,000 annual retainer paid to all non-employee directors, the members of the Compensation Committee receive an annual retainer of $7,500 in addition to the $50,000 annual retainer paid to all non-employee directors, and the members of the Nominating and Governance Committee and any other Board committees receive an annual retainer of $5,000 in addition to the $50,000 annual retainer paid to all non-employee directors.
Additionally, in December 2010, in connection with appointment of Mr. Wolzien as Lead Independent Director of the Board, and as of September 11, 2013 the Board approved an additional annual retainer of $60,000 payable in quarterly installments to the Lead Independent Director.
Board and Committee Meeting Attendance Fees: Non-employee directors do not receive any additional compensation for their attendance at Board meetings. Non-employee directors, however, receive an additional $2,000 for each Committee meeting they attend during the year for which they are a member of for which they attend at the request of such committee (paid quarterly).
Initial Equity Grants to New Board Members: On the date a new non-employee director joins our Board of Directors, the new non-employee director will receive an initial equity grant of restricted stock consisting of that number of shares of the Company's common stock calculated by dividing $160,000 by the closing trading price of a share of the Company's common stock on the date of grant, all of which shall vest 25% annually on the grant anniversary over four years subjected to continued service to the Company. The stock options and restricted stock grants received by non-employee directors are made under the Amended & Restated 2008 Equity Incentive Plan pursuant to the 2008 Independent Director Equity Compensation Policy. These options granted under the Amended & Restated 2008 Equity Incentive Plan are intended by us not to qualify as incentive stock options under the Internal Revenue Code.
Annual Equity Grants: On the date of each Annual Meeting of Stockholders, each continuing non-employee director (except those non-employee directors who joined the Board after the last Annual Meeting who will receive a pro rata annual equity grants based on the number of months served) will receive a restricted stock grant consisting of that number of shares of the Company's common stock calculated by dividing $160,000 by the closing trading price of a share of the Company's common stock on the date of grant, all of which will vest 100% on the first anniversary of their grant subject to continued service to the Company. These shares will be issued under the Amended & Restated 2008 Equity Incentive Award Plan.
Board Ownership Guidelines: As of September 11, 2013, the Board approved an increase to its equity ownership guidelines for non-employee directors that requires each non-employee director to own 25,000 shares of the Company's common stock within five years of the director joining the Board.
The exercise price of options granted under the Amended & Restated 2008 Equity Incentive Award Plan pursuant to the 2008 Independent Director Equity Compensation Policy will be equal to the closing trading price of the common stock on the date of grant. The option term is seven years under Amended & Restated 2008 Equity Incentive Award Plan and 10 years for previously granted options under the Director's Plan, but it terminates three months after the optionholder's service as a director, an employee or a consultant to us or our affiliates terminates. If such termination is due to the optionholder's disability, the exercise period is extended to 12 months. If such termination is due to the optionholder's death or if the optionholder dies within three months after his or her service terminates, the exercise period is extended to 18 months following death. Upon a change in control of TiVo, the vesting and exercisability of all outstanding options and the vesting of all restricted shares will accelerate, and the options will terminate unless an acquiring corporation assumes or replaces outstanding options. Vesting for options and restricted stock grants ceases upon the recipient's termination of service as a director, an employee, or a consultant of us or our affiliates.

Director Compensation
Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($)	All Other Compensation ($) (3)	Total ($)
(a)	(b)	(c)	(d)	(g)	(h)
Peter Aquino	$82,685	$160,000	$—	—	$242,685
William Cella	$77,500	$160,000	$—	—	$237,500
Jeffrey T. Hinson	$127,342	$160,000	$—	5,000	$292,342
Daniel Moloney	$95,613	$144,654	$—	2,500	$242,767
J. Heidi Roizen	$75,103	$—	$—	—	$75,103
Thomas Wolzien	$197,000	$160,000	$—	1,000	$358,000
David Yoffie	$70,000	$160,000	$—	2,500	$232,500
1)Amounts shown reflect the aggregate dollar amounts of all fees earned in cash for services as a director, including annual cash retainers, committee and/or chairmanship fees, and meeting fees.
2)Reflects the grant date fair value of restricted stock awards granted in fiscal year 2015. The full grant date fair value of the fiscal year 2015 restricted stock awards to non-employee directors was $160,000 for each non-executive director, except Mr. Moloney who received a pro rata annual equity grant with a fair value of $144,654.
3)The other compensation consists of a stipend for each board member who brought a traveling companion to our September Board meeting.
The aggregate number of stock awards and the aggregate number of option awards outstanding as of January 31, 2015 held by our non-employee directors were as follows:

Name	Stock Awards Outstanding	Option Awards Outstanding
	as of January 31, 2015
Peter Aquino	11,782	35,685
William Cella	11,782	57,292
Jeffrey T. Hinson	11,782	52,292
Daniel Moloney	20,512	—
Thomas Wolzien	11,782	72,917
David Yoffie	14,118	20,833
EQUITY COMPENSATION PLAN TABLE
The following table sets forth certain information as of January 31, 2015, concerning the shares of our Common Stock that may be issued under any form of award granted under our equity compensation plans in effect as of January 31, 2015.

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted Average Exercise Price of Outstanding Options Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance
Equity Compensation Plans
Approved by Security Holders (1)	6,969,896	(2)	$7.40	(2)	11,532,569	(3)

Equity Compensation Plans Not
Approved by Security Holders	—		—		—

Total	6,969,896		$7.40		11,532,569
(1)    These plans consist of the (i) Amended & Restated 1997 Equity Incentive Plan; (ii) Amended & Restated 1999 Equity Incentive Plan; (iii) Amended & Restated 1999 Non-employee Directors' Stock Option Plan; (iv) Amended & Restated 1999 Employee Stock Purchase Plan; and (v) 2008 Equity Incentive Award Plan.
(2)    The number of shares listed in column (a)  consists of 6,729,896 shares issuable upon the exercise of outstanding options (with a weighted average exercise price of approximately $ 7.40 and a weighted average remaining term until expiration of approximately 1.96 years) and 240,000 shares issuable from outstanding RSUs. Column (b) only represents the weighted average exercise price of the options.
(3)    As of January 31, 2015, there were 10,269,747 shares remaining available for future issuance under the 2008 Equity Incentive Award Plan and 1,262,822 shares remain available for future issuance under the 1999 Employee Stock Purchase Plan. As of January 31, 2015 no shares remain available for future issuance under the Amended & Restated 1997 Equity Incentive Plan, the Amended & Restated 1999 Equity Incentive Plan, nor the Amended & Restated 1999 Non-Employee Directors' Stock Option Plan.
SECURITY OWNERSHIP
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of TiVo's common stock as of May 15, 2015 by: (i) each director; (ii) each of the executive officers named in the Summary of Executive Compensation table; (iii) all executive officers and directors of TiVo as a group; and (iv) all those known by TiVo to be beneficial owners of more than five percent of TiVo's common stock.

Beneficial Owner	Beneficial Ownership (1)
	Number of	Percent of
	Shares	Total
Executive Officers and Directors
Thomas Rogers (2)	4,886,762	5.0%
Naveen Chopra (3)	613,746	*
Jeffrey Klugman (4)	383,554	*
Charles (Dan) Phillips (5)	533,623	*
Matthew Zinn (6)	616,027	*
Peter Aquino (7)	85,114	*
William Cella (8)	114,381	*
Jeffrey Hinson (9)	117,381	*
Daniel Moloney (10)	23,799
Thomas Wolzien (11)	134,856	*
David Yoffie (12)	68,606	*

5% Stockholders
Putnam Investment Management LLC (13)	10,530,054	10.8%
One Post Office Square
Boston, MA 02109
The Vanguard Group (14)	6,431,507	6.6%
100 Vanguard Blvd
Malvern, PA 19355
BlackRock Inc. (15)	5,681,447	5.8%
40 East 52nd Street
New York, NY 10022
All executive officers and directors as a group (12 persons) (16)	7,775,547	8.0%

* Less than one percent

1.
This table is based upon information supplied by officers, directors and principal stockholders, Schedules 13D and 13G and Form 13F, as applicable, filed with the SEC and information to our knowledge based upon our stock transfer records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. This table shows beneficial ownership in accordance with the rules of the Securities and Exchange Commission by including securities over which a named person has or shares voting or investment control, as well as securities over which a named person has the right to acquire voting or investment control within 60 days of May 15, 2015, such as, for example, upon exercise of an option that is currently vested or which is scheduled to vest within that 60-day period. Applicable percentages are based on 97,172,954 shares outstanding on May 15, 2015.

2.
Includes 2,093,187 shares Mr. Rogers has the right to acquire pursuant to outstanding options exercisable within 60 days of May 15, 2015. Also includes 119,557 shares Mr. Rogers could attain upon the exercises of his stock appreciation rights within 60 days of May 15, 2015 (based on the closing share price of $10.84 on May 15, 2015). Also includes 507,582 shares of restricted stock, which cannot be sold or transferred by Mr. Rogers prior to their vesting. These shares are otherwise generally subject to forfeiture back to TiVo upon Mr. Rogers' cessation of employment or service with TiVo under certain defined circumstances prior to the vesting of the shares. This amount does not include 240,000 RSUs that will not vest within 60 days of May 15, 2015.

3.
Includes 60,323 shares Mr. Chopra has the right to acquire pursuant to outstanding options exercisable within 60 days of May 15, 2015. Also includes 193,488 shares of restricted stock, which cannot be sold or transferred by Mr. Chopra prior to their vesting. These shares are otherwise generally subject to forfeiture back to TiVo upon Mr. Chopra's cessation of employment or service with TiVo under certain defined circumstances prior to the vesting of the shares.

4.
Includes 96,549 shares Mr. Klugman has the right to acquire pursuant to outstanding options exercisable within 60 days of May 15, 2015. Also includes 121,854 shares of restricted stock, which cannot be sold or transferred by Mr. Klugman prior to their vesting. These shares are otherwise generally subject to forfeiture back to TiVo upon Mr. Klugman's cessation of employment or service with TiVo under certain defined circumstances prior to the vesting of the shares.

5.
Includes 88,563 shares Mr. Phillips has the right to acquire pursuant to outstanding options exercisable within 60 days of May 15, 2015. Also includes 128,670 shares of restricted stock, which cannot be sold or transferred by Mr. Phillips prior to their vesting. These shares are otherwise generally subject to forfeiture back to TiVo upon Mr. Phillips' cessation of employment or service with TiVo under certain defined circumstances prior to the vesting of the shares.

6.
Includes 296,822 shares Mr. Zinn has the right to acquire pursuant to outstanding options exercisable within 60 days of May 15, 2015. Also includes 121,854 shares of restricted stock, which cannot be sold or transferred by Mr. Zinn prior to their vesting. These shares are otherwise generally subject to forfeiture back to TiVo upon Mr. Zinn's cessation of employment or service with TiVo under certain defined circumstances prior to the vesting of the shares.

7.	Includes 11,782 shares of restricted stock and 35,685 shares Mr. Aquino has the right to acquire pursuant to outstanding options vested and exercisable within 60 days of May 15, 2015.

8.	Includes 11,782 shares of restricted stock and 57,292 shares Mr. Cella has the right to acquire pursuant to outstanding options vested and exercisable within 60 days of May 15, 2015.

9.	Includes 11,782 shares of restricted stock and 52,292 shares Mr. Hinson has the right to acquire pursuant to outstanding options vested and exercisable within 60 days of May 15, 2015.

10.	Includes 20,512 shares of restricted stock.

11.	Includes 11,782 shares of restricted stock and 72,917 shares Mr. Wolzien has the right to acquire pursuant to outstanding options vested and exercisable within 60 days of May 15, 2015.

12.	Includes 14,118 shares of restricted stock and 22,916 shares Mr. Yoffie has the right to acquire pursuant to outstanding options vested and exercisable within 60 days of May 15, 2015.

13.
All information regarding Putnam Investment Management, LLP, or and its affiliates is based on information disclosed in the Schedule 13F filed on May 15, 2015 by Putnam Investment Management. The Putnam Investment Management Schedule 13F indicates that, at March 31, 2015, Putnam had sole dispositive power over 10,530,054 shares.

14.
All information regarding the Vanguard Group and its affiliates is based on information disclosed in the Schedule 13F filed on May 14, 2015 by the Vanguard Group, Inc. The Vanguard Inc. Schedule 13F indicates that, at March 31, 2015, Vanguard had shared power to vote or to direct the vote on 6,431,507 shares.

15.
All information regarding BlackRock, Inc., or BlackRock, and its affiliates is based on information disclosed in the Schedule 13F filed on May 13, 2015 by BlackRock. The BlackRock Schedule 13F indicates that, at March 31, 2015, BlackRock was the beneficial owner of 5,681,447 of such shares as a result of acting as investment adviser to various clients that are the holders of record of such shares.

16.	Includes 7,775,547 shares subject to options exercisable within 60 days of May 15, 2015.

PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
The Audit Committee of the Board of Directors of TiVo Inc. has selected KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2016 and has further directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. KPMG LLP has audited our financial statements since the Company's fiscal year ended January 31, 2002. Representatives of KPMG LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.
Stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm is not required by our Amended & Restated Bylaws or otherwise. However, the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of TiVo and its stockholders.
The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on PROPOSAL 2 at the Annual Meeting will be required to ratify the selection of KPMG LLP as our independent registered public accounting firm.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2

REPORT OF THE AUDIT COMMITTEE
The information contained in this section shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference into a document under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.
Responsibilities. The Audit Committee of the Board of Directors is currently composed of Messrs. Hinson, Moloney, and Wolzien, all of whom the Board has determined meet the independence requirements of the SEC and NASDAQ. The Audit Committee operates under a written charter that has been adopted by the Board; the current version is available at www.tivo.com by first clicking “Investor Relations” and then “Corporate Governance.” The charter is reviewed annually for changes, as appropriate. The Audit Committee is responsible for assisting the Board in its general oversight of TiVo's auditing, accounting and financial reporting processes, system of internal controls, and tax, legal, regulatory, and ethical compliance. TiVo's management is responsible for maintaining TiVo's books of account and preparing periodic financial statements based thereon, and for maintaining the system of internal controls. The independent auditors are responsible for auditing TiVo's annual financial statements.
Review with Management and Independent Auditors. In this context, the Audit Committee hereby reports as follows:
(1)    The Audit Committee has reviewed and discussed with management and the independent registered public accounting firm, KPMG LLP, together and separately, TiVo's audited consolidated financial statements contained in TiVo's Annual Report on Form 10-K for the fiscal year 2015.
(2)    The Audit Committee has discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) and Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16, Communications with Audit Committees.
(3)    The Audit Committee has received from the independent registered public accounting firm, KPMG LLP, the written disclosures and the letter required by PCAOB Rule 3526 (Communications with Audit Committees Concerning Independence), and the Audit Committee has discussed with KPMG LLP its independence.
(4)    The Audit Committee has considered whether the provision of services covered by fees paid to KPMG LLP is compatible with maintaining the independence of KPMG LLP.
Based on the review and discussions referred to in paragraphs 1-4 above, the Audit Committee recommended to the Board, and the Board has approved, that the audited consolidated financial statements be included in TiVo's Annual Report on Form 10-K for fiscal year 2015, filed with the SEC on March 19, 2015. The Audit Committee has appointed KPMG LLP as TiVo's independent registered public accounting firm for fiscal year 2016. This report is submitted by the Audit Committee.

AUDIT COMMITTEE
Jeffrey Hinson (Chair)
Thomas Wolzien
Peter Aquino

AUDIT COMMITTEE DISCLOSURES
INDEPENDENT AUDITORS FEES AND SERVICES
In addition to retaining KPMG LLP to audit the consolidated financial statements for fiscal year 2015, TiVo retained one other auditing firm in the United Kingdom, Blick Rothenberg Chartered Accountants, to provide various accounting services during fiscal 2015. The aggregate fees billed for professional services by KPMG LLP for the fiscal years ended January 31, 2015 and 2014 are as follows:

	Fiscal Year Ended January 31,
	2015	2014
	KPMG LLP	KPMG LLP
Audit Fees	$1,791,400	$1,272,265
Audit Related Fees	122,913	337,262
Tax Fees	—	—
All Other Fees	—	—
Total	$1,914,313	$1,609,527
Audit Fees. This category includes the audit of TiVo's annual financial statements, review of financial statements included in TiVo's Form 10-Q Quarterly Reports and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years. Audit fees also include fees for professional services rendered for KPMG's audit of the effectiveness of the Company's internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.
Audit Related Fees. This category consists of assurance and related services that were reasonably related to the performance of the audit or review of TiVo's financial statements. This category includes fees primarily related to due diligence services.
Tax Fees. This category consists of professional services rendered for tax compliance and tax advice. There were no fees paid for fiscal years 2015 and 2014 for services performed under this category.
All Other Fees. This category consists of all other fees including fees billed for professional services that were not the result of an audit or review. There were no fees paid for fiscal years 2015 and 2014 for services provided under this category.
Audit Committee Pre-Approval Policies and Procedures. The Audit Committee pre-approves all audit and permissible non-audit services provided by the Company's independent registered public accounting firm. These services may include audit services, audit-related services, tax, and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specified budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. During fiscal years 2015 and 2014, all services provided by KPMG LLP were pre-approved by the Audit Committee.

PROPOSAL 3
APPROVAL ON A NON-BINDING, ADVISORY BASIS OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS ("SAY-ON-PAY")
We are seeking an advisory vote from our stockholders to approve the compensation paid to our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC. At our 2014 annual meeting of stockholders, our stockholders approved the compensation of our named executive officers by approximately a 95% approval rating. The following is a summary of some of the key points of our fiscal year 2015 executive compensation program. We urge our stockholders to review the “Compensation Discussion and Analysis” section of this proxy statement.
The Compensation Committee, with assistance from its independent executive compensation consultants and counsel, has structured our executive compensation program to reflect our "pay-for-performance" philosophy. The compensation opportunities provided to the named executive officers are significantly dependent on the Company's financial performance and the named executive officer's individual performance, which are intended to drive the creation of sustainable stockholder value. The Compensation Committee will continue to emphasize responsible compensation arrangements that attract, retain, and motivate high caliber executive officers, motivate these executive officers to achieve the Company's short-term and long-term business strategies and objectives.
You have the opportunity to vote "for" or "against" or to "abstain" from voting on the following non-binding resolution relating to executive compensation:
"Resolved, that the stockholders approve, on an advisory basis, the compensation paid to the Company's named executive officers as disclosed in TiVo's proxy statement for the 2015 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, the compensation tables, and the narrative discussion of this proxy statement."
In deciding how to vote on this proposal, you are encouraged to consider the Company's executive compensation philosophy and objectives as contained in the Compensation Discussion and Analysis section above. Our executive compensation program utilizes elements including base salary, annual cash incentive awards, long-term stock-based incentive awards, and health and other benefits to achieve the following goals:
•attracting, retaining, motivating, and rewarding highly talented, entrepreneurial, and creative executives;
•aligning and strengthening the mutuality of interests between our executives and our stockholders; and
•providing total compensation to each executive that is internally equitable, competitive with peer companies, and driven by individual, departmental, and corporate performance.
While your vote on this proposal is advisory and will not be binding on the Compensation Committee, the Board or the Company, the Compensation Committee values the opinions of the Company's stockholders on executive compensation matters and will take the results of this advisory vote into consideration when making future decisions regarding the Company's executive compensation program. Unless the Board modifies its policy on the frequency of future “say-on-pay” advisory votes, the next “say-on-pay” advisory vote will be held at the 2016 Annual Meeting of Stockholders.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 3

OTHER INFORMATION
SECTION  16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act requires TiVo's directors and executive officers and persons who own more than ten percent of a registered class of TiVo's equity securities (collectively, “Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of TiVo. Reporting Persons are required by SEC regulation to furnish TiVo with copies of all Section 16(a) forms they file.
To TiVo's knowledge, based solely on a review of the copies of such reports furnished to TiVo and written representations from certain Reporting Persons that no other reports were required, TiVo believes that during fiscal year 2015 all Reporting Persons complied with all applicable filing requirements.
INCORPORATION BY REFERENCE
In our filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC, so that information should be considered as part of the filing that you are reading. Portions of this proxy statement are incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended January 31, 2015 and portions of our Annual Report on Form 10-K for fiscal year ended January 31, 2015 are incorporated by reference herein, including information regarding our executive officers and key employees. Based on SEC regulations, the “Report of the Audit Committee” and the “Report of the Compensation Committee of the Board of Directors on Executive Compensation” in this proxy statement shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act, except to the extent that we specifically incorporate those sections by reference into a document under the Securities Act or the Securities Exchange Act.
This proxy statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this proxy statement.
This proxy statement is sent to you as part of the proxy materials for the 2015 Annual Meeting of Stockholders. You may not consider this proxy statement as material for soliciting the purchase or sale of TiVo stock.
AVAILABILITY OF ADDITIONAL INFORMATION
Copies of TiVo's Annual Report on Form 10-K for the fiscal year ended January 31, 2015 have been distributed to stockholders entitled to vote at our 2015 Annual Meeting of Stockholders. Additional copies and additional information, including the Annual Report on Form 10-K filed with the SEC, are available without charge from Investor Relations, 2160 Gold Street, P.O. Box 2160, San Jose, CA 95002. The annual report, proxy statement, and Form 10-K are also available on TiVo's website at www.tivo.com/ir.
STOCKHOLDER PROPOSALS FOR 2016 ANNUAL STOCKHOLDERS' MEETING
The deadline for submitting a stockholder proposal for inclusion in our proxy statement and form of proxy for TiVo's 2016 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act is February 3, 2016. Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy statement and proxy must give timely notice thereof in writing to our Corporate Secretary. To be timely, a stockholder's proposal or nomination must be delivered to or mailed and received at the principal executive offices of the Company no later than the close of business on April 23, 2016 nor earlier than the close of business on March 24, 2016 and must otherwise satisfy the requirements of TiVo's Amended & Restated Bylaws, as amended. If the date of the 2016 Annual Meeting changes by more than thirty (30) days from the date of the 2015 Annual Meeting, a stockholder's proposal or nomination must be delivered to or mailed and received at our principal executive offices no later than ten (10) calendar days following the first public announcement of the revised date of the 2016 Annual Meeting. A stockholder's notice to the Corporate Secretary shall set forth as to each matter the stockholder proposes to bring before the 2016 Annual Meeting:
•a brief description of the business desired to be brought before the 2016 Annual Meeting, the reasons for conducting the business at the 2016 Annual Meeting and any material interest of each proposing person in the business;
•the text of the proposal or business (including the text of any resolutions proposed for consideration);
• a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the proposing persons or (y) between or among any proposing person and any other person or entity (including their names) in connection with the proposal of such business by such proposing person;
•the name and address of each proposing person including, if applicable, the name and address that appears on the corporation's books and records; and
•the class and number of shares of TiVo stock which are owned of record or beneficially owned by each proposing person and any “Disclosable Interests” (as such term is defined in TiVo's Amended & Restated Bylaws, as amended) of each proposing person.
Notwithstanding the foregoing, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a stockholders' meeting, stockholders must provide notice as required by the regulations promulgated under the Securities Exchange Act. Notwithstanding anything in this proxy statement, to the contrary, no business shall be conducted at any annual meeting except in accordance with the procedures set forth in TiVo's Amended & Restated Bylaws, as amended.
HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are our stockholders will be householding our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Investor Relations, TiVo Inc., 2160 Gold Street, P.O. Box 2160, San Jose, CA 95002, or contact Investor Relations by telephone at (408) 519-9677. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker or Investor Relations.

OTHER MATTERS
The Board of Directors knows of no other matters that will be presented for consideration at the 2015 Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy will vote on such matters in accordance with the recommendation of the Board, if no recommendation is given, in their own discretion. It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute, and promptly return the accompanying proxy card in the enclosed envelope.

By Order of the Board of Directors,

/s/ Thomas S. Rogers
Thomas S. Rogers
Chief Executive Officer and President
San Jose, California
May 29, 2015

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
TIVO INC.
2015 ANNUAL MEETING OF STOCKHOLDERS
The undersigned stockholder of TiVo Inc., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated May 29, 2015, and hereby appoints Thomas S. Rogers and Matthew Zinn, or either of them, as proxies and attorneys-in-fact with full power to each of substitution, on behalf and in the name of the undersigned to represent the undersigned at the 2015 Annual Meeting of Stockholders of TiVo Inc., to be held on July 22, 2015, at 10:30 a.m., at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 525 University Avenue, Suite 1400, Palo Alto, California, and at any adjournment(s) or postponement(s) thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side, and in their discretion, upon such other matter or matters that may properly come before the meeting and any adjournment(s) thereof.
This proxy will be voted as directed or, if no contrary direction is indicated, will be voted as follows: (1) for the election of the three named directors to hold office until the 2018 Annual Meeting of Stockholders; (2) for the ratification of the selection of KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending January 31, 2016; ( (3) for approval on a non-binding, advisory basis the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (“Say-on-Pay”); and as recommended by the Board, or if no recommendation is given, at the discretion of said proxies on such other matters as may come before the meeting.
Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting To Be Held on July 22, 2015.
The Proxy Statement and the Form 10-K for year ended January 31, 2015 are available on the Internet at: http://www.tivo.com/2015proxy.
CONTINUED AND TO BE SIGNED ON REVERSE SIDE

Please mark your votes as in this example.

1.	Election of Directors: ☐ FOR all nominees (except as indicated); ☐ AGAINST all nominees (except as indicated) Nominees: Peter Aquino, Daniel Moloney, and Thomas Wolzien

2.	To ratify the selection of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending January 31, 2016.
☐  FOR    ☐ AGAINST   ☐ ABSTAIN

3.
To approve on a non-binding, advisory basis the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission ("Say-on-Pay");.   ☐ FOR     ☐ AGAINST     ☐ ABSTAIN

Note: This Proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon and returned in the enclosed envelope.

SIGNATURE(S)

DATE

Please sign exactly as name(s) appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY CARD IN THE ENCLOSED ENVELOPE.